UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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☐    Soliciting Material Pursuant to §240.14a-12

SONIC AUTOMOTIVE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☑    No fee required
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SONIC AUTOMOTIVE, INC.
4401 Colwick Road
Charlotte, North Carolina 28211
March 15, 2024
Dear Stockholder:
You are cordially invited to attend our 2024 annual meeting of stockholders (the “Annual Meeting”) to be held at 2:00 p.m., Eastern Time, on Wednesday, April 24, 2024 at the corporate headquarters of Sonic Automotive, Inc. located at 4401 Colwick Road, Charlotte, North Carolina 28211. We look forward to greeting personally those stockholders who are able to attend.
The accompanying Notice of 2024 Annual Meeting of Stockholders and Proxy Statement describe the matters on which action will be taken at the Annual Meeting.
Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. To ensure that your vote will be received and counted, at your earliest convenience, please follow the instructions for voting your shares provided in the accompanying Proxy Statement and proxy card or voting instruction form, the notice letter or the voting instructions you receive by e-mail. Your vote is important regardless of the number of shares you own.
Sincerely,
/s/ David Bruton Smith
David Bruton Smith
Chairman and Chief Executive Officer

SONIC AUTOMOTIVE, INC.
4401 Colwick Road
Charlotte, North Carolina 28211
(704) 566-2400
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
March 15, 2024
The 2024 annual meeting of stockholders (the “Annual Meeting”) of Sonic Automotive, Inc. (“Sonic”) will be held at 2:00 p.m., Eastern Time, on Wednesday, April 24, 2024 at Sonic’s corporate headquarters located at 4401 Colwick Road, Charlotte, North Carolina 28211, for the following purposes as described in the accompanying Proxy Statement:
1.To elect the nine directors nominated by the Board of Directors;
2.To ratify the appointment of Grant Thornton LLP to serve as Sonic’s independent registered public accounting firm for fiscal 2024;
3.To approve, on an advisory basis, Sonic’s named executive officer compensation in fiscal 2023; and
4.To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The Board of Directors unanimously recommends that you vote “FOR” Items 1, 2 and 3. The proxy holders will use their discretion to vote on other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.
Only holders of record of Sonic’s Class A Common Stock and Class B Common Stock as of the close of business on February 29, 2024 are entitled to receive notice of, and to vote at, the Annual Meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote as soon as possible to ensure that your shares are represented at the meeting. For specific voting instructions, please refer to the information provided in the accompanying Proxy Statement and proxy card or voting instruction form, the notice letter or the voting instructions you receive by e-mail.

By Order of the Board of Directors,
/s/ Stephen K. Coss
Stephen K. Coss
Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders To Be Held on April 24, 2024:

The Notice of Annual Meeting and Proxy Statement
and the 2023 Annual Report to Stockholders are available at www.proxyvote.com.

i

PROXY STATEMENT

GENERAL INFORMATION
The 2024 annual meeting of stockholders of Sonic Automotive, Inc. will be held at 2:00 p.m., Eastern Time, on Wednesday, April 24, 2024 at Sonic’s corporate headquarters located at 4401 Colwick Road, Charlotte, North Carolina 28211, for the purposes set forth in the accompanying Notice of 2024 Annual Meeting of Stockholders. In this Proxy Statement, we refer to this meeting, together with any adjournment or postponement thereof, as the “Annual Meeting.” Only holders of record of Sonic’s Class A Common Stock and Class B Common Stock as of the close of business on February 29, 2024 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting. This Proxy Statement and form of proxy are being furnished to stockholders in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of proxies to be used at the Annual Meeting. On or about March 15, 2024, Sonic began mailing to its stockholders this Proxy Statement, the accompanying proxy card or voting instruction form and the 2023 Annual Report to Stockholders, or a notice letter, as applicable. References in this Proxy Statement to “Sonic,” the “Company,” “we,” “us,” “our” and similar terms refer to Sonic Automotive, Inc. We sometimes refer in this Proxy Statement to our Class A Common Stock and Class B Common Stock together as our “Common Stock.”
Shares Entitled to Vote and Voting Rights
Sonic currently has authorized under its Amended and Restated Certificate of Incorporation 100,000,000 shares of Class A Common Stock, of which 22,070,687 shares were outstanding as of the Record Date and are entitled to vote at the Annual Meeting, and 30,000,000 shares of Class B Common Stock, of which 12,029,375 shares were outstanding as of the Record Date and are entitled to vote at the Annual Meeting. As provided in Sonic’s Amended and Restated Certificate of Incorporation, on all matters presented at the Annual Meeting, holders of Class A Common Stock will have one vote per share and holders of Class B Common Stock will have 10 votes per share. All outstanding shares of Common Stock are entitled to vote as a single class on any matter submitted to a vote at the Annual Meeting. The presence, in person or by proxy, of a majority of the shares entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.
Voting Requirement to Approve Each of the Proposals
The following sets forth the voting requirement to approve each of the proposals:

Proposal 1, Election of Directors. Directors shall be elected by the affirmative vote of a majority of the votes cast (meaning that the number of votes cast “for” a nominee must exceed the number of votes cast “against” such nominee). If any nominee for director who is an incumbent director receives a greater number of votes “against” his or her election than votes “for” his or her election in an uncontested election of directors, our Amended and Restated Bylaws and Corporate Governance Guidelines require that such person must promptly tender his or her resignation to the Secretary of the Company following certification of the stockholder vote for consideration by the Board. See “Proposal 1: Election of Directors” for a more detailed description of the Company’s director resignation policy.
Proposal 2, Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of Grant Thornton LLP to serve as Sonic’s independent registered public accounting firm for fiscal 2024 requires the affirmative vote of a majority of the votes cast (meaning that the number of votes cast “for” the proposal must exceed the number of votes cast “against” such proposal).
Proposal 3, Advisory Vote to Approve Named Executive Officer Compensation. Advisory approval of Sonic’s named executive officer compensation in fiscal 2023 requires the affirmative vote of a majority of the votes cast (meaning that the number of votes cast “for” the proposal must exceed the number of votes cast “against” such proposal).
Other Items. Approval of any other matters requires the affirmative vote of a majority of the votes cast (meaning that the number of votes cast “for” the item must exceed the number of votes cast “against” such item).
Methods of Voting
If your shares of Class A Common Stock are registered directly in your name, you may vote by mail, by telephone, via the Internet or in person at the Annual Meeting. If your shares of Class A Common Stock are held in the name of your bank, broker or other nominee, you may vote by mail or in person at the Annual Meeting (if you have obtained a legal proxy from the stockholder of record), and, depending on the voting procedures of the stockholder of record, you may be able to vote by telephone or via the Internet. If you are a registered holder of Class B Common Stock, you may vote by mail or in person at the Annual Meeting.
Voting by Mail. By signing and dating the proxy card or voting instruction form and returning it in the prepaid and addressed envelope enclosed with the proxy materials delivered by mail, you are authorizing the individuals named on the proxy card or voting instruction form to vote your shares at the Annual Meeting in the manner you indicate.

Voting by Telephone or via the Internet. To vote by telephone or via the Internet, please follow either the instructions included on your proxy card or voting instruction form, your notice letter or the voting instructions you receive by e-mail. If you vote by telephone or via the Internet, you do not need to complete and mail a proxy card or voting instruction form. You may incur costs such as telephone and Internet access charges if you vote by telephone or via the Internet. If you choose to vote by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on Tuesday, April 23, 2024.
Voting in Person at the Annual Meeting. If you attend the Annual Meeting and wish to vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your bank, broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the meeting a legal proxy from your bank, broker or other nominee authorizing you to vote those shares.
Even if you plan to attend the Annual Meeting, we encourage you to vote as soon as possible to ensure that your shares will be voted if you are unable to attend the meeting. If you receive more than one proxy card, voting instruction form, notice letter or e-mail notification, it is an indication that your shares are held in multiple accounts. To vote all of your shares, you must vote separately as described above for each proxy card, voting instruction form, notice letter or e-mail notification that you receive.
Effect of Abstentions and Broker Non-Votes
Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker non-vote occurs when a nominee holding shares in street name for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner.
Under the New York Stock Exchange rules (the “NYSE rules”), Proposal 2, the ratification of the appointment of Grant Thornton LLP to serve as Sonic’s independent registered public accounting firm for fiscal 2024, is considered a “routine” matter, which means that brokerage firms may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. However, Proposals 1 and 3, the election of directors and the advisory vote to approve Sonic’s named executive officer compensation in fiscal 2023, respectively, are “non-routine” matters under the NYSE rules, which means that brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

With respect to Proposal 1, the election of directors, you may vote “for” or “against” each of the nominees for the Board, or you may “abstain” from voting for one or more nominees. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will therefore have no effect on the election of director nominees.
With respect to Proposals 2 and 3, the ratification of the appointment of Grant Thornton LLP to serve as Sonic’s independent registered public accounting firm for fiscal 2024 and the advisory vote to approve Sonic’s named executive officer compensation in fiscal 2023, respectively, you may vote “for” or “against” these proposals, or you may “abstain” from voting on these proposals. Abstentions and broker non-votes are not considered votes cast for the foregoing purposes and will therefore have no effect on the vote for these proposals. As discussed above, because Proposal 2, the ratification of the appointment of Grant Thornton LLP to serve as Sonic’s independent registered public accounting firm for fiscal 2024, is considered a “routine” matter, we do not expect any broker non-votes with respect to this proposal.
Voting of Proxies
Each valid proxy received and not revoked before the Annual Meeting will be voted at the meeting. To be valid, a written proxy card must be properly executed and dated. Proxies voted by telephone or via the Internet must be properly completed pursuant to this solicitation. If you specify your vote regarding any matter presented at the Annual Meeting, your shares will be voted by one of the individuals named on the proxy in accordance with your specification. If you do not specify your vote, your shares will be voted (i) “FOR” the election of each of the nine directors nominated by the Board of Directors; (ii) “FOR” the ratification of the appointment of Grant Thornton LLP to serve as Sonic’s independent registered public accounting firm for fiscal 2024; (iii) “FOR” the approval, on an advisory basis, of Sonic’s named executive officer compensation in fiscal 2023; and (iv) in the discretion of the proxy holders on any other business as may properly come before the Annual Meeting. The Board of Directors is not aware of any other business that will be presented for consideration at the Annual Meeting.

Revoking Your Proxy or Changing Your Vote
You may revoke your proxy or change your vote at any time before the vote is taken at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy or change your vote by (i) submitting a written notice of revocation to Mr. Stephen K. Coss, Senior Vice President, General Counsel and Secretary, at Sonic Automotive, Inc., 4401 Colwick Road, Charlotte, North Carolina 28211; (ii) delivering a proxy bearing a later date by telephone, via the Internet or by mail until the applicable deadline for each method; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the meeting. For all methods of voting, the last vote cast will supersede all previous votes. If you hold your shares in street name and you have instructed your bank, broker or other nominee to vote your shares, you may revoke or change your voting instructions by following the specific instructions provided to you by your bank, broker or other nominee, or, if you have obtained a legal proxy from your bank, broker or other nominee, by attending the Annual Meeting and voting in person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below sets forth certain information regarding the beneficial ownership of Sonic’s Common Stock as of the close of business on February 29, 2024, by (i) each person known by Sonic to beneficially own more than 5% of a class of the outstanding shares of Common Stock, (ii) each director and director nominee, (iii) each named executive officer listed in the Summary Compensation Table and (iv) all directors and executive officers as a group. As of the close of business on February 29, 2024, a total of 22,070,687 shares of Class A Common Stock and 12,029,375 shares of Class B Common Stock were outstanding. Except as otherwise indicated in the footnotes below, each of the persons named in the table has sole voting and investment power with respect to the securities indicated as beneficially owned by such person, subject to community property laws where applicable. Unless otherwise indicated in the footnotes below, the address for each of the beneficial owners is c/o Sonic Automotive, Inc., 4401 Colwick Road, Charlotte, North Carolina 28211.

Beneficial Owner	Number of Shares of Class A Common Stock (1)	Percentage of Outstanding Class A Common Stock	Number of Shares of Class B Common Stock	Percentage of Outstanding Class B Common Stock	Percentage of All Outstanding Voting Stock (2)
David Bruton Smith (3)(4)(5)	1,426,945	6.5%	12,029,375	100.0%	39.3%
B. Scott Smith (3)(4)(6)	1,221,808	5.6%	12,029,375	100.0%	38.9%
Marcus G. Smith (3)(4)(7)	924,472	4.2%	12,029,375	100.0%	38.0%
Sonic Financial Corporation (3)(4)	—	*	9,858,125	82.0%	28.9%
OBS Family, LLC (3)(4)	836,534	3.8%	2,171,250	18.0%	8.8%
Jeff Dyke (8)	259,549	1.2%	—	—	*
Heath R. Byrd (9)	66,887	*	—	—	*
William I. Belk (10)	97,218	*	—	—	*
William R. Brooks (11)	107,692	*	—	—	*
Michael Hodge (12)	8,788	*	—	—	*
Keri A. Kaiser (13)	14,755	*	—	—	*
R. Eugene Taylor (10)	53,976	*	—	—	*
All directors and executive officers as a group (10 persons) (14)	2,509,022	10.9%	12,029,375	100.0%	42.4%
Paul P. Rusnak (15)	5,000,000	22.7%	—	—	14.7%
BlackRock, Inc. (16)	2,488,691	11.3%	—	—	7.3%
Dimensional Fund Advisors LP (17)	1,861,326	8.5%	—	—	5.5%
The Vanguard Group, Inc. (18)	1,588,323	7.2%	—	—	4.7%

*    Less than 1%.

(1)Includes shares of Class A Common Stock, shares of restricted stock (which have both voting and dividend rights) and restricted stock units (which do not have voting or dividend rights) held by these individuals, including those shares of Class A Common Stock shown below as to which the following persons currently have a right, or will have the right within 60 days after February 29, 2024, to acquire beneficial ownership through the vesting of restricted stock units or the exercise of stock options: (i) Mr. David Bruton Smith, 168,230 shares; Mr. B. Scott Smith, 6,564 shares; Mr. Marcus G. Smith, 6,564 shares; Mr. Jeff Dyke, 6,853 shares; Mr. Heath R. Byrd, 5,341 shares; Mr. William I. Belk, 4,267 shares; Mr. William R. Brooks, 4,376 shares; Mr. Michael Hodge, 5,415 shares; Ms. Keri A. Kaiser, 4,595 shares; and Mr. R. Eugene Taylor, 4,267 shares; and (ii) all directors and executive officers as a group, 216,472 shares.
(2)The percentage of total voting power of Sonic is as follows: (i) Mr. David Bruton Smith, 85.4%; Mr. B. Scott Smith, 85.4%; Mr. Marcus G. Smith, 85.1%; Sonic Financial Corporation (“SFC”), 69.2%; OBS Family, LLC (“OBS”), 15.8%; Mr. Paul P. Rusnak, 3.5%; BlackRock, Inc., 1.7%; Dimensional Fund Advisors LP, 1.3%; The Vanguard Group, Inc., 1.1%; and less than 1% for all other stockholders shown; and (ii) all directors and executive officers as a group, 86.1%.
(3)The address for Messrs. David Bruton Smith, B. Scott Smith and Marcus G. Smith, SFC and OBS is 5401 East Independence Boulevard, Charlotte, North Carolina 28212.
(4)The amount of Class B Common Stock shown for each of Messrs. David Bruton Smith, B. Scott Smith and Marcus G. Smith consists of 9,858,125 shares owned by SFC and 2,171,250 shares owned by OBS, and the amount of Class A Common Stock shown for each of Messrs. David Bruton Smith, B. Scott Smith and Marcus G. Smith includes 836,534 shares owned by OBS. Messrs. David Bruton Smith, B. Scott Smith and Marcus G. Smith jointly control a majority of SFC’s outstanding voting stock and are directors and officers of SFC and are deemed to have shared voting and investment power with respect to the shares of Class B Common Stock held by SFC. Further, Messrs. David Bruton Smith, B. Scott Smith and Marcus G. Smith jointly control a majority of the equity interests of OBS and are deemed to have shared voting and investment power with respect to the shares of Class B Common Stock held by OBS.
(5)Includes 15,829 restricted stock units convertible into shares of Class A Common Stock that will vest on March 31, 2024. Also includes vested stock options to purchase 152,401 shares of Class A Common Stock.
(6)Includes 6,564 restricted stock units convertible into shares of Class A Common Stock that will vest upon the earlier to occur of (i) the day prior to the Annual Meeting or (ii) May 16, 2024. Approximately 378,710 shares of Class A Common Stock owned directly or indirectly by Mr. B. Scott Smith are pledged to secure loans.
(7)Includes 6,564 restricted stock units convertible into shares of Class A Common Stock that will vest upon the earlier to occur of (i) the day prior to the Annual Meeting or (ii) May 16, 2024. Approximately 75,096 shares of Class A Common Stock owned directly or indirectly by Mr. Marcus G. Smith are pledged to secure loans.
(8)Includes 6,853 restricted stock units convertible into shares of Class A Common Stock that will vest on March 31, 2024. Also includes 176,622 shares held by Ash & Erin, LLC, over which Mr. Dyke exercises investment control.
(9)Includes 5,341 restricted stock units convertible into shares of Class A Common Stock that will vest on March 31, 2024. Also includes 12,129 shares held by Bucknell Avenue, LLC, over which Mr. Byrd exercises investment control.
(10)Includes 4,267 restricted stock units convertible into shares of Class A Common Stock that will vest upon the earlier to occur of (i) the day prior to the Annual Meeting or (ii) May 16, 2024.
(11)Includes 4,376 restricted stock units convertible into shares of Class A Common Stock that will vest upon the earlier to occur of (i) the day prior to the Annual Meeting or (ii) May 16, 2024.
(12)Includes 5,415 restricted stock units convertible into shares of Class A Common Stock that will vest upon the earlier to occur of (i) the day prior to the Annual Meeting or (ii) May 16, 2024.
(13)Includes 4,595 restricted stock units convertible into shares of Class A Common Stock that will vest upon the earlier to occur of (i) the day prior to the Annual Meeting or (ii) May 16, 2024.
(14)Includes 64,071 restricted stock units convertible into shares of Class A Common Stock that will vest upon the earlier to occur of (i) the day prior to the Annual Meeting or (ii) May 16, 2024.
(15)This information is based upon a Schedule 13D/A and a Form 4 filed with the United States Securities and Exchange Commission (the “SEC”) on May 26, 2010 and April 12, 2022, respectively, by Mr. Paul P. Rusnak, whose address is 14 Castle Oaks Court, Las Vegas, Nevada 89141. The Schedule 13D/A reports that Mr. Rusnak has sole voting and investment power over 5,000,000 shares and shared voting and investment power over no shares.
(16)This information is based upon a Schedule 13G/A filed with the SEC on January 24, 2024 by BlackRock, Inc. (“BlackRock”), whose address is 50 Hudson Yards, New York, New York 10001. The Schedule 13G/A reports that BlackRock has sole voting power over 2,429,051 shares, shared voting power over no shares and sole investment power over all of the shares shown.

(17)This information is based upon a Schedule 13G/A filed with the SEC on February 9, 2024 by Dimensional Fund Advisors LP (“Dimensional”), whose address is 6300 Bee Cave Road, Building One, Austin, Texas 78746. The Schedule 13G/A reports that Dimensional has sole voting power over 1,835,272 shares, shared voting power over no shares and sole investment power over all of the shares shown. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, funds, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of Sonic owned by the Funds and may be deemed to be the beneficial owner of these shares. However, all securities reported on the Schedule 13G/A are owned by the Funds, and Dimensional and its subsidiaries disclaim beneficial ownership of all of the shares shown.
(18)This information is based upon a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, Inc. (“Vanguard”), whose address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The Schedule 13G/A reports that Vanguard has sole voting power over no shares, shared voting power over 10,522 shares, sole investment power over 1,564,039 shares and shared investment power over 24,284 shares.

PROPOSAL 1:
ELECTION OF DIRECTORS
The Board of Directors currently consists of nine members and has no vacancies. On the recommendation of the Nominating and Corporate Governance Committee (the “NCG Committee”) of the Board of Directors, the Board has nominated each of our current directors to stand for reelection at the Annual Meeting. If elected, each nominee will serve until his or her term expires at the 2025 annual meeting of stockholders or until his or her successor is duly elected and qualified. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. All of the nominees were elected to the Board at the 2023 annual meeting of stockholders.
Although the Company knows of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your shares for any substitute nominee proposed by the Board.
Under our Amended and Restated Bylaws and our Corporate Governance Guidelines, in an uncontested director election, any nominee for director who is an incumbent director and receives a greater number of votes “against” his or her election than votes “for” his or her election must promptly tender his or her resignation to the Secretary of the Company following certification of the stockholder vote for consideration by the Board. In such event, within 120 days following certification of the stockholder vote, the Board will decide, after taking into account the recommendation of the NCG Committee (in each case excluding the nominee(s) in question), whether to accept the resignation. The NCG Committee and the Board may each consider all factors it deems relevant in deciding whether to accept a director’s resignation. Sonic will promptly disclose the Board’s decision and the reasons therefor in a Form 8-K filing with the SEC. The resignation policy set forth in our Amended and Restated Bylaws and our Corporate Governance Guidelines does not apply to contested director elections.
Director Nominees
We have set forth below information regarding each of the director nominees. The NCG Committee and the Board believe that the experience, qualifications, attributes and skills of the director nominees described below and in the “Corporate Governance and Board of Directors—Board Committees—NCG Committee” section of this Proxy Statement provide the Board with the ability to address the evolving needs of Sonic and to represent the best interests of the Company and its stockholders.

David Bruton Smith, 49, was elected as Chairman of the Board in July 2022 and as Chief Executive Officer of Sonic in September 2018. Previously, Mr. Smith served as Sonic’s Executive Vice Chairman and Chief Strategic Officer from March 2018 to September 2018, as Sonic’s Vice Chairman from March 2013 to March 2018 and as an Executive Vice President of Sonic from October 2008 to March 2013. He has been a director of Sonic since October 2008 and has served in Sonic’s organization since 1998. Prior to being named an Executive Vice President and a director in October 2008, Mr. Smith had served as Sonic’s Senior Vice President of Corporate Development since March 2007. Mr. Smith served as Sonic’s Vice President of Corporate Strategy from October 2005 to March 2007, and also served prior to that time as Dealer Operator and General Manager of several Sonic dealerships. Mr. Smith is also a co-owner and a director of Speedway Motorsports, LLC (“Speedway Motorsports”) and a co-owner, an officer and a director of SFC, the largest stockholder of Sonic. He is the brother of Mr. B. Scott Smith and Mr. Marcus G. Smith.
Jeff Dyke, 56, was elected to the office of President of Sonic in September 2018 and is responsible for direct oversight for all of Sonic’s retail automotive operations. In addition, Mr. Dyke has been a director of Sonic since July 2019. Mr. Dyke served as Sonic’s Executive Vice President of Operations from October 2008 to September 2018. From March 2007 to October 2008, Mr. Dyke served as Sonic’s Division Chief Operating Officer – Southeast Division, where he oversaw retail automotive operations for the states of Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee and Texas. Mr. Dyke first joined Sonic in October 2005 as Sonic’s Vice President of Retail Strategy, a position that he held until April 2006, when he was promoted to Division Vice President – Eastern Division, a position he held from April 2006 to March 2007. Prior to joining Sonic, Mr. Dyke worked in the retail automotive industry at AutoNation, Inc. from 1996 to 2005, where he held several positions in divisional, regional and dealership management with that company.
William I. Belk, 74, has been a director of Sonic since March 1998 and has served as Sonic’s Lead Independent Director since August 2002. Mr. Belk is currently affiliated with Southeast Investments, N.C. Inc., a FINRA member firm headquartered in Charlotte, North Carolina. Mr. Belk’s past professional experience includes serving as a North Carolina District Court Judge, serving as a partner in the investment banking firm Carolina Financial Group, Inc. and serving in the positions of Chairman and director for certain Belk stores, a retail department store chain. Mr. Belk has also previously served as a director of Monroe Hardware Co., Inc., a wholesaler of hardware materials. Mr. Belk has a JD with an LLM — Taxation and a Master’s in Business Administration. He is also a director of British West Indies Trading Company.

William R. Brooks, 74, has been a director of Sonic since its organization in January 1997. Mr. Brooks also served as Sonic’s initial Chief Financial Officer, Treasurer, Vice President and Secretary from January 1997 to April 1997. Mr. Brooks currently serves as Vice Chairman and Treasurer of Speedway Motorsports, positions he has held since May 2008 and December 1994, respectively. Mr. Brooks has also served as a director of Speedway Motorsports since December 1994. Mr. Brooks previously served as the Chief Financial Officer of Speedway Motorsports from December 1994 to April 2023. Mr. Brooks also serves as an executive officer and a director for various operating subsidiaries of Speedway Motorsports and as an officer and a director of SFC, the largest stockholder of Sonic. Before the formation of Speedway Motorsports in December 1994, Mr. Brooks was a Vice President of Charlotte Motor Speedway and a Vice President and a director of Atlanta Motor Speedway.
Michael Hodge, 46, has been a director of Sonic since February 2022. Mr. Hodge has served as Executive Vice President, Chief Financial Officer and Assistant Treasurer of Speedway Motorsports since April 2023. Prior to that, Mr. Hodge served as Executive Vice President, Chief Accounting Officer and Assistant Treasurer of Speedway Motorsports from December 2020 to April 2023. From October 2018 to December 2020, Mr. Hodge was Senior Vice President of Finance and Compliance Treasurer of Speedway Motorsports and served in various finance and accounting roles at Speedway Motorsports since 2006. Since 2016, Mr. Hodge has also served as a Vice President of SFC, the largest stockholder of Sonic. Prior to joining Speedway Motorsports, Mr. Hodge was in the internal audit department of a telecommunications company and the audit and assurance practice of Deloitte. Mr. Hodge is a certified public accountant in the State of North Carolina and a member of the American Institute of Certified Public Accountants.
Keri A. Kaiser, 60, has been a director of Sonic since July 2020. Ms. Kaiser is the Chief Revenue Officer for Health-E Commerce, a consumer health and wellness online retailer that offers only pre-tax benefit dollar eligible products and services, a position she has held since May 2022. Prior to joining Health-E Commerce, she was the Chief Marketing and Experience Officer of Children’s Health System of Texas (“Children’s Health”), a clinically integrated regional pediatric health care system, from 2018 to January 2022 and Vice President of Marketing and Communications for Children’s Health from 2012 to 2018. Before that, Ms. Kaiser was the Chief Revenue Officer for the AT&T Performing Arts Center in Dallas. Previously, she was a co-founder of Velocity Ventures, worked in brand management with Frito-Lay, and was a founding member of the Strategic Management Consulting Group at Price Waterhouse.

B. Scott Smith, 56, has been a director of Sonic since July 2022. Mr. Smith is also a co-owner, an officer and a director of both Speedway Motorsports and SFC, the largest stockholder of Sonic. He currently is the co-owner of Tattoo Projects, a privately held marketing firm. Mr. Smith is also the co-founder of Sonic, and he served as an executive officer and a director of Sonic from the Company’s organization in January 1997 through September 2018, when he retired from his positions as Chief Executive Officer, President and a director. He is the brother of Mr. David Bruton Smith and Mr. Marcus G. Smith.
Marcus G. Smith, 50, has been a director of Sonic since July 2019. Mr. Smith has served as Chief Executive Officer of Speedway Motorsports since February 2015 and became a director of Speedway Motorsports in 2004. Mr. Smith continues to serve as President of Speedway Motorsports, a position he has held since May 2008. Mr. Smith previously served as Chief Operating Officer of Speedway Motorsports from May 2008 to February 2015. Prior to that, Mr. Smith had served as Executive Vice President of National Sales and Marketing for Speedway Motorsports since 2004. Previously, Mr. Smith held various management positions with Speedway Motorsports and its subsidiaries since he joined Speedway Motorsports in 1996. Mr. Smith also serves as an officer and a director of SFC, the largest stockholder of Sonic. He is the brother of Mr. B. Scott Smith and Mr. David Bruton Smith.
R. Eugene Taylor, 76, has been a director of Sonic since February 2015. Mr. Taylor has served as a director of First Horizon National Corporation (“First Horizon”), a bank holding company, since November 2017 and served as Vice Chairman of the board of directors of First Horizon until July 2020. Mr. Taylor previously served as Chairman, Chief Executive Officer and President of Capital Bank Financial Corp. (“CBFC”), a bank holding company that he co-founded, from late 2009 until its acquisition by First Horizon in November 2017. Prior to co-founding CBFC, Mr. Taylor spent 38 years at Bank of America Corporation and its predecessor companies, most recently as Vice Chairman of Bank of America and President of Global Corporate & Investment Banking. Mr. Taylor previously served as a director of DHB Capital Corp., a special purpose acquisition company listed on the Nasdaq, until December 2022. Mr. Taylor also previously served as a director of CBFC and Capital Bank, N.A., CBFC’s operating bank subsidiary, as well as Capital Bank Corporation, Green Bankshares, Inc. and TIB Financial Corp., each of which CBFC held controlling interests in prior to its merger into CBFC.
The Board of Directors unanimously recommends that you vote “FOR” the election of each of the director nominees. Unless otherwise specified, proxies will be voted “FOR” the election of each of the director nominees.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS
Director Independence
Because Messrs. B. Scott Smith, David Bruton Smith and Marcus G. Smith (the “Smith family”), directly or indirectly, hold or control more than 50% of the voting power of Sonic’s Common Stock, Sonic qualifies as a “controlled company” for purposes of the NYSE rules and, therefore, is not required to comply with all of the requirements of those rules, including the requirement that a listed company have a majority of independent directors. Sonic currently relies, and from the date of the Annual Meeting will continue to rely, upon the “controlled company” exemption permitting the Company to have a Board that is comprised of three independent directors and six directors that do not qualify as independent under the Company’s Categorical Standards for Determination of Director Independence (the “Categorical Standards”) and the applicable rules of the New York Stock Exchange (the“NYSE”) and the SEC.
The NYSE rules provide that a director does not qualify as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The NYSE rules recommend that a board of directors consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with a company. The Board has adopted the Categorical Standards to assist the Board in determining whether a director has a material relationship that would impair the director’s independence. The Categorical Standards establish thresholds at which directors’ relationships with the Company are deemed to be not material and, therefore, shall not disqualify any director or nominee from being considered “independent.” The Categorical Standards are available on Sonic’s website, www.sonicautomotive.com.

In February 2024, the Board of Directors, with the assistance of the NCG Committee, conducted an evaluation of director independence based on the Categorical Standards, the NYSE rules and the rules and regulations promulgated by the SEC (the “SEC rules”). The Board considered all relationships and transactions between each director (and his or her immediate family members and affiliates) and each of Sonic, its management and its independent registered public accounting firm, including (i) with respect to Mr. William R. Brooks, that he is an affiliate of SFC, the largest stockholder of Sonic, (ii) with respect to Mr. Michael Hodge, that he serves as an officer of Speedway Motorsports and SFC, the largest stockholder of Sonic, and (iii) with respect to Mr. R. Eugene Taylor, who serves as a director of First Horizon, that Sonic and its dealership subsidiaries in the ordinary course of business received compensation from First Horizon in fiscal 2023 related to auto loans referred to First Horizon by Sonic’s dealership subsidiaries. The Board and the NCG Committee determined that, with respect to Mr. Taylor, First Horizon did not have an agreement with Sonic to serve as a preferred lender to Sonic’s dealership subsidiaries and that the level of auto loan referral business between Sonic’s dealership subsidiaries and First Horizon in fiscal 2023 was insignificant to both Sonic and First Horizon and well below the thresholds for director independence in the Categorical Standards. As a result of this evaluation, the Board determined those relationships that do exist or did exist within the last three fiscal years (except for Messrs. David Bruton Smith’s, Jeff Dyke’s, William R. Brooks’, Michael Hodge’s, B. Scott Smith’s and Marcus G. Smith’s) all fall well below the thresholds in the Categorical Standards. Consequently, the Board of Directors determined that each of Messrs. Belk and Taylor and Ms. Kaiser is an independent director, and Mr. John W. Harris III (whose resignation from the Board was effective on August 31, 2023) was an independent director during the period that he served as a director, under the Categorical Standards, the NYSE rules and the SEC rules. The Board also determined that each member of the Audit, Compensation and NCG Committees (see membership information below under “—Board Committees”) is independent, including that each member of the Audit Committee is “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Leadership Structure and the Board’s Role in Risk Oversight
Mr. David Bruton Smith currently serves as both the Chairman of the Board and the Chief Executive Officer of Sonic. Because of Mr. Smith’s in-depth knowledge and understanding of Sonic’s business and the automobile dealership industry and his significant equity ownership in the Company, the Board has determined it is appropriate that Mr. Smith serve in both roles. Although the Board believes that this leadership structure is currently in the best interests of Sonic and its stockholders, the Board has the flexibility to separate the roles of Chairman of the Board and Chief Executive Officer if, in the future, the Board determines that returning to such a leadership structure would be appropriate.
The Corporate Governance Guidelines of the Company provide for a Lead Independent Director. The Lead Independent Director is an independent director appointed annually by the independent members of the Board. In February 2024, the Board reappointed Mr. William I. Belk to serve as Lead Independent Director. As Lead Independent Director, Mr. Belk presides over executive sessions of the independent directors without the presence of management and coordinates feedback to the Chief Executive Officer on behalf of the independent directors regarding business issues and Board management.
It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to Sonic. The Board of Directors, including through Board committees comprised solely of independent directors, regularly reviews various areas of significant risk to Sonic, and advises and directs management on the scope and implementation of policies, strategic initiatives and other actions designed to mitigate various types of risks. Specific examples of risks primarily overseen by the full Board include competition risks, industry risks, economic risks, liquidity risks, business operations risks and risks related to acquisitions and dispositions.
The Audit Committee regularly reviews with management and Sonic’s independent registered public accounting firm significant financial risk exposures and the processes management has implemented to monitor, control and report such exposures. Specific examples of risks primarily overseen by the Audit Committee include risks related to the preparation of Sonic’s consolidated financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes-Oxley Act of 2002, accounting, financial and auditing risks, treasury risks (insurance, interest rate hedging, credit and debt), matters reported to the Audit Committee through the Internal Audit Department and through anonymous reporting procedures, risks posed by significant litigation matters, cybersecurity and information technology risks and compliance with applicable laws and regulations.With respect to the Audit Committee’s oversight of cybersecurity and information technology risks, and the Company’s preparedness for these risks, Sonic’s Vice President of Information Security provides periodic updates to the Audit Committee in order to assist the Audit Committee in understanding the implications of cybersecurity risks. The Audit Committee also meets regularly to ensure a shared understanding of cybersecurity risks, to review new regulations or laws, and to provide guidance on complex risk issues.

The Compensation Committee reviews and evaluates potential risks related to the attraction and retention of talent and the design of compensation programs established by the Compensation Committee for Sonic’s executive officers.
The NCG Committee monitors compliance with Sonic’s Code of Business Conduct and Ethics, evaluates proposed affiliate transactions for compliance with the NCG Committee’s written charter and applicable contracts, and reviews compliance with applicable laws and regulations related to corporate governance.
The Board believes that this division of responsibilities is the most effective risk management approach and that the Board leadership structure supports this approach. Specifically, the Board believes that Mr. David Bruton Smith, with his in-depth knowledge and understanding of Sonic’s business and his significant equity ownership in the Company, is uniquely positioned to lead the Board, particularly as it focuses on identifying and managing the key strategic risks facing the Company. In addition, the Board believes that Mr. William I. Belk provides leadership and helps guide the Board’s independent oversight of the Company’s risk exposures through his role as Lead Independent Director. Furthermore, as noted above, Board committees comprised solely of independent directors, review and evaluate various areas of significant risk to Sonic, thereby preserving the benefit of independent risk oversight along with full Board review and responsibility.

Environmental, Social and Governance Practices
Our purpose is to deliver an experience for our guests and teammates that fulfills dreams, enriches lives and delivers happiness. Our purpose drives our vision to be the most trusted automotive retailer in the nation. Nothing is more important to us than understanding and responding to the needs of key stakeholders including our guests, teammates, partners and stockholders. We also believe that good environmental, social and governance (“ESG”) practices drive positive long-term results for our business and stakeholders. As such, we strive to work in a sustainable way that not only benefits our guests, but also delivers value for our stockholders and other stakeholders, while positively impacting the communities in which we operate.
Environmental Stewardship Highlights. We are committed to doing our part to conserve natural resources and promote environmental sustainability. Some of our environmental stewardship practices include:
•Electric Vehicle Infrastructure. We are deeply committed to supporting our guests seeking more sustainable, energy-efficient vehicles. We offer a wide range of hybrid, alternative fuel and other fuel-efficient vehicles. Approximately 95% of our franchised dealerships are equipped with Battery Electric Vehicle (BEV) charging stations and charging infrastructure. We are supporting our partners in their efforts to transition to a more fuel-efficient economy, including the plans of many manufacturers to become carbon neutral and offer a fully electric vehicle fleet in the coming years and decades.
•Green Building & Energy Conservation. With approximately 140 vehicle retail locations, our facility experts continue to manage and seek ways to improve the energy efficiency of our buildings. As our footprint expands, our operations team continues to assess all globally recognized green building standards for the construction or modification of new and existing facilities.
•Repurposing and Adapting Existing Facilities. To further reduce our environmental impact where possible, we have focused on repurposing and adapting existing facilities, rather than the more energy-intensive effort to construct new facilities. As stewards of the communities in which we operate, we have contributed to the renewal and revitalization of neighborhoods by repurposing and adapting existing commercial facilities in markets such as Atlanta, Georgia, Bethesda, Maryland and Houston, Texas, among others.
•Implementing High-Efficiency Lighting. We have invested in many of our facilities to achieve cost and energy savings in our lighting usage. Since 2019 alone, we have completed over 60 high-efficiency lighting projects at locations across the country.

•Waste Management and Recycling. We have partnered with leading environmental solutions providers to ensure our corporate offices and retail facilities across the country are responsibly disposing of waste and increasing our recycling efforts, in order to reduce the environmental impacts of landfill use.
Social Responsibility Highlights. Our commitments to our stakeholders include being good corporate citizens in the communities in which we operate. Some of our social responsibility practices include:
•Community Service Opportunities. We are dedicated to contributing to the communities where we live and work. Each year, our dealerships and corporate offices serve community organizations by hosting blood drives, food drives and backpack supply drives for children. Our teammates also participate in numerous events hosted by local non-profit organizations. Our dealerships take part in multiple community service activities in collaboration with our manufacturer partners each year, such as BMW’s Drive to End Hunger initiative.
•Community Service Time for Teammates. To facilitate and encourage teammates’ participation in community service, we provide paid time away from work for these activities. All regular full-time teammates have the opportunity to use up to 12 hours of paid time off for community service activities per calendar year. From 2018 to date, Sonic teammates have contributed over 99,000 hours in volunteer service. Additionally, our dealerships are committed to community service, regularly hosting and participating in events supporting organizations and services in the communities we serve. Since 2021, we have held Company-wide community service activities involving all dealerships throughout the Company. Company-wide events have included assembling and delivering activity boxes to children receiving life-saving care in children’s hospitals across the country, personal care bags to veterans receiving care in veterans’ hospitals, and backpacks to support the back-to-school needs of elementary children in under-resourced schools in our communities.

•Diversity and Inclusion. We are committed to providing equal opportunity in all of our employment practices – including selection, hiring, promotion, transfer and compensation – to all qualified applicants and teammates without regard to race, religion, color, sex, sexual orientation, national origin, veteran status, uniformed service member status, pregnancy, age, disability, genetic information, gender identity, ancestry, citizenship status, marital status or any other protected status. In 2019, we hosted our inaugural Women in Leadership symposium in Houston, Texas as an opportunity for female teammates at all levels of the Company to come together to hear from senior leaders, network and express ideas as to how we can improve and expand our vision for women. We relaunched the Women in Leadership program in the summer of 2021, beginning with focus groups of female teammates and leaders across the Company. Feedback gathered through those focus group sessions has been used to create a program for inclusion, career growth and leadership development for our female teammates. In 2022, the Women in Leadership program launched a quarterly Career Cultivation Series featuring guest speakers to share insights and best practices with all teammates throughout the Company regarding career growth and development topics. In 2023, we expanded our Women’s Leadership Program by launching an executive coaching program for high-performing female leaders. The first cohort of the program completed the program at the end of 2023 and the Company will launch the second cohort in 2024. The Company’s Diversity and Inclusion Council completed its first year of work at the end of 2023, having launched the Company’s first teammate resource group. Additional teammate resource groups are planned for 2024 to continue fostering a culture of recognition, support and belonging.
•Fair Compensation and Benefits. Our teammates are our greatest assets and key to our continued success, and we are dedicated to rewarding our talented teammates with the most competitive and fair compensation packages in the industry. Since September 1, 2021, all hourly teammates who are not on a commission-based variable pay plan have received an hourly wage of a minimum of $15 per hour.
•Sonic Automotive Family Emergency Fund. The Sonic Automotive Family Emergency (“SAFE”) fund is a teammate-funded grant program that enables our teammates and their immediate family members to secure financial resources when hardship occurs, such as a medical emergency or catastrophic loss due to a natural disaster. Since the launch of the program in 2011, our teammates have donated over $2.0 million towards SAFE fund relief, with over $1.9 million in grants distributed to date.
Corporate Governance Highlights. We continue to engage with stakeholders on issues that are important to our business and meaningful to our stockholders. In addition to the Board structure and corporate governance policies discussed elsewhere in this Proxy Statement, some of our corporate governance highlights include:

•Code of Business Conduct and Ethics. At the core of the Company is our Code of Business Conduct and Ethics. We strive to operate with the highest degree of integrity and honesty, and we require that all teammates adhere to these policies Company-wide. The Code of Business Conduct and Ethics, described in more detail below, serves as a guide, highlighting key issues and outlining policies and resources to help our teammates make informed decisions. The Code of Business Conduct and Ethics also provides guidance on how teammates can report violations and ensures that they will not be subject to retaliation for disclosing suspected violations of laws or regulations or our policies.
•Employee Policies and Accountability. We believe in creating a workplace where all teammates feel safe, valued and respected. As part of Sonic’s commitment to fostering this type of integrity-based workplace, the Company has created policies and training addressing critical issues such as: non-discrimination, anti-harassment, workplace safety and wage/hour guidelines and controls. To ensure compliance with these policies, we maintain an anonymous hotline and investigation procedure to protect any teammates who may have employment-related complaints.
•Customer Privacy and Data Security. We place critical importance on the protection of our guests’ privacy and the security of private information. It is the responsibility of all teammates to promote a security-conscious culture and to ensure the proper handling of Sonic’s information assets. The Company has established specific guidance and policies to govern the use and handling of sensitive information in our infrastructure. Such guidance and policies encompass specific policies to protect payment information, including credit card data and the information systems holding this data, and to adhere to the Payment Card Industry (PCI) Data Security Standard (DSS). We also regularly audit and monitor all data protection activities.

Board Committees
The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the NCG Committee. Each of these committees acts pursuant to a written charter adopted by the Board of Directors.
Committee members and committee chairs are appointed by the Board and are identified in the following table:

Name	Audit Committee	Compensation Committee	NCG Committee
David Bruton Smith
Jeff Dyke
William I. Belk	Chair	X	X
William R. Brooks
Michael Hodge
Keri A. Kaiser	X	X	Chair
B. Scott Smith
Marcus G. Smith
R. Eugene Taylor	X	Chair	X

Set forth below is a summary of the principal functions of each committee.
Audit Committee. The Audit Committee appoints Sonic’s independent registered public accounting firm, reviews and approves the scope and results of audits performed by such firm and the Company’s internal auditors, and reviews and approves the independent registered public accounting firm’s fees for audit and non-audit services. It also reviews certain corporate compliance matters and reviews the adequacy and effectiveness of the Company’s internal accounting and financial controls, its significant accounting policies, and its consolidated financial statements and related disclosures. A more detailed description of the Audit Committee’s functions can be found in its charter. The Board of Directors has determined that Mr. Belk qualifies as an “audit committee financial expert” within the meaning of the SEC rules and that each member of the Audit Committee is “financially literate” and has accounting or related financial management expertise, in each case as determined by the Board, in its business judgment. The Audit Committee met five times during fiscal 2023.
Compensation Committee. The Compensation Committee serves as the administrator for certain compensation and employee benefit plans of Sonic and annually reviews and determines compensation of all executive officers of Sonic. The Compensation Committee serves as the administrator for the Sonic Automotive, Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”), the Sonic Automotive, Inc. Supplemental Executive Retirement Plan (the “SERP”), the Sonic Automotive, Inc. 2012 Stock Incentive Plan (the “2012 Stock Incentive Plan”) and certain other employee stock plans, approves individual grants of equity-based compensation under the plans it administers and periodically reviews Sonic’s executive compensation program and takes action to modify programs that yield payments or benefits not closely related to Sonic’s or its executives’ performance. The Compensation Committee also periodically reviews the compensation of the non-employee directors and makes recommendations to the Board of Directors, which determines the amount of such compensation. In formulating its recommendations to the Board, the Compensation Committee considers the recommendations of management and, from time to time, independent consulting firms that specialize in compensation matters. A more detailed description of the Compensation Committee’s functions can be found in its charter. In affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board considers all factors specifically relevant to determining whether a director has a relationship to Sonic which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member. The Compensation Committee met four times during fiscal 2023.

NCG Committee. The NCG Committee is responsible for identifying individuals who are qualified to serve as directors of Sonic and for recommending qualified nominees to the Board for election or reelection as directors of Sonic. The NCG Committee will consider director nominees submitted by stockholders in accordance with the provisions of Sonic’s Amended and Restated Bylaws. The NCG Committee is also responsible for recommending to the Board of Directors for the Board’s approval committee members and chairpersons and vice chairpersons of committees of the Board and for establishing a system for, and monitoring the process of, performance reviews of the Board and its committees. In addition, the NCG Committee has primary responsibility for reviewing, evaluating and overseeing Sonic’s policies, procedures and programs relating to ESG and sustainability issues. Finally, the NCG Committee is responsible for developing and recommending to the Board of Directors for the Board’s approval a set of corporate governance guidelines applicable to Sonic and for monitoring compliance with Sonic’s Code of Business Conduct and Ethics. A more detailed description of the NCG Committee’s functions can be found in its charter. The NCG Committee met two times during fiscal 2023.
The NCG Committee has a process of identifying and evaluating potential nominees for election as members of the Board of Directors, which includes considering recommendations by management and directors and may include engaging third-party search firms to assist the NCG Committee in identifying and evaluating potential nominees. The NCG Committee is also responsible for reviewing, evaluating and considering qualified nominees recommended by stockholders for election as directors of the Company. The NCG Committee has adopted a policy that potential director nominees shall be evaluated no differently regardless of whether the nominee is recommended by a stockholder, a Board member, the NCG Committee or management. The NCG Committee considers potential nominees for directors from all of these sources, develops information from many sources concerning the potential nominee, evaluates the potential nominee as to the qualifications that the NCG Committee and the Board have established and in light of the current skill, background and experience of the Board’s members and the future and ongoing needs of the Company and makes a decision whether to recommend any potential nominee for consideration for election as a member of the Board of Directors.
Sonic’s qualification standards for directors are set forth in its Corporate Governance Guidelines. These standards include the director’s or nominee’s:
•independent judgment;
•ability to qualify as an “independent director” (as defined under the applicable NYSE rules and SEC rules);
•ability to broadly represent the interests of all of the Company’s stockholders and other constituencies;
•maturity and experience in policy making decisions;

•time commitments, including service on other boards of directors;
•business skills, background and relevant expertise that are useful to Sonic and its future needs;
•willingness and ability to serve on committees of the Board of Directors; and
•other factors relevant to the NCG Committee’s determination.
As stated in Sonic’s Corporate Governance Guidelines, the Board of Directors should be composed ideally of persons having a diversity of skills, background and expertise that are useful to Sonic and its future and ongoing needs. With this goal in mind, when considering potential nominees for the Board of Directors, the NCG Committee considers the standards above and each potential nominee’s individual qualifications in light of the composition and needs of the Board of Directors at such time and its anticipated composition and needs in the future, but a director nominee should not be chosen nor excluded based on race, color, gender, national origin or sexual orientation.
Based on this process, the NCG Committee recommended that Messrs. David Bruton Smith, Jeff Dyke, William I. Belk, William R. Brooks, Michael Hodge, B. Scott Smith, Marcus G. Smith and R. Eugene Taylor and Ms. Keri A. Kaiser be nominated for reelection to the Board of Directors at the Annual Meeting. In determining each nomination was appropriate and that each nominee is qualified to serve on the Board of Directors, the NCG Committee considered the following:
David Bruton Smith: Mr. Smith has over 25 years of experience working in the automobile dealership industry. Mr. Smith has served as Sonic’s Chairman of the Board since July 2022 and Sonic’s Chief Executive Officer since September 2018 and served in other key roles as a manager and officer of Sonic over his more than 25 years of employment with the Company, including as Executive Vice Chairman and Chief Strategic Officer of Sonic from March 2018 to September 2018 and as Vice Chairman of Sonic from March 2013 to March 2018. Mr. Smith is the brother of Mr. B. Scott Smith and Mr. Marcus G. Smith, and owns, directly and indirectly, a significant percentage of Sonic’s outstanding Common Stock that provides him, together with the other members of the Smith family, with majority voting control of Sonic. Mr. Smith has served as a director of Sonic since October 2008.
Jeff Dyke: Mr. Dyke has significant expertise in the retail automotive industry, having worked in the industry since 1996. Mr. Dyke has served as President of Sonic since September 2018, where he is responsible for direct oversight for all of the Company’s retail automotive operations. Mr. Dyke served as Sonic’s Executive Vice President of Operations from October 2008 to September 2018 and in various other management positions with Sonic since joining the Company in 2005. Prior to joining Sonic, Mr. Dyke worked in the retail automotive industry at AutoNation, Inc. from 1996 to 2005, where he held several positions in divisional, regional and dealership management with that company. Mr. Dyke has served as a director of Sonic since July 2019.

William I. Belk: Mr. Belk has extensive consumer retail experience, serving in many positions of responsibility over a lengthy previous career at Belk stores, a retail department store chain. Mr. Belk also has experience as a director of other organizations. Mr. Belk has served as a director of Sonic and as a member of the Audit Committee and the Compensation Committee of the Board since March 1998, including as Chair of the Audit Committee since April 2022, and as a member of the NCG Committee of the Board since December 2014. Mr. Belk has also served as Sonic’s Lead Independent Director since August 2002.
William R. Brooks: Mr. Brooks has significant accounting and financial management expertise, having served as Chief Financial Officer of Speedway Motorsports from 1994 to 2023 and as Treasurer and a director of Speedway Motorsports since 1994. Mr. Brooks also serves as an officer and a director of SFC, the largest stockholder of Sonic. Mr. Brooks has served as a director of Sonic since the Company’s organization in January 1997.
Michael Hodge: Mr. Hodge has significant accounting and financial management expertise, having served as Executive Vice President, Chief Financial Officer and Assistant Treasurer of Speedway Motorsports since April 2023, as Executive Vice President, Chief Accounting Officer and Assistant Treasurer of Speedway Motorsports from December 2020 to April 2023, as Senior Vice President of Finance and Compliance Treasurer of Speedway Motorsports from October 2018 to December 2020 and in various finance and accounting roles at Speedway Motorsports since 2006. Mr. Hodge is a certified public accountant in the State of North Carolina and a member of the American Institute of Certified Public Accountants. Mr. Hodge has served as a director of Sonic since February 2022.
Keri A. Kaiser: Ms. Kaiser has significant business experience, including executive leadership roles across multiple industries. Ms. Kaiser has served as the Chief Revenue Officer for Health-E Commerce since May 2022. In addition to having served as Chief Marketing and Experience Officer of Children’s Health from 2018 to January 2022 and as Vice President of Marketing and Communications for Children’s Health from 2012 to 2018, Ms. Kaiser was the Chief Revenue Officer for the AT&T Performing Arts Center in Dallas and was a co-founder of Velocity Ventures, after working in brand management with Frito-Lay and being a founding member of the Strategic Management Consulting Group at Price Waterhouse. Ms. Kaiser has served as a director of Sonic since July 2020 and as a member of the Audit Committee, the Compensation Committee and the NCG Committee of the Board since October 2020, including as Chair of the NCG Committee since February 2022.

B. Scott Smith: Mr. Smith is also a co-owner, an officer and a director of both Speedway Motorsports and SFC, the largest stockholder of Sonic. He currently is the co-owner of Tattoo Projects. Mr. Smith is also the co-founder of Sonic, and he served as an executive officer and a director of Sonic from the Company’s organization in January 1997 through September 2018, when he retired from his positions as Chief Executive Officer, President and a director. Mr. Smith is the brother of Mr. David Bruton Smith and Mr. Marcus G. Smith, and owns, directly and indirectly, a significant percentage of Sonic’s outstanding Common Stock that provides him, together with the other members of the Smith family, with majority voting control of Sonic. Mr. Smith has served as a director of Sonic since July 2022.
Marcus G. Smith: Mr. Smith has significant experience working in the automotive industry. Mr. Smith has served as Chief Executive Officer of Speedway Motorsports since February 2015 and as President of Speedway Motorsports since May 2008. Mr. Smith has also been a director of Speedway Motorsports since 2004. Mr. Smith previously served as Chief Operating Officer of Speedway Motorsports from May 2008 to February 2015 and in various other management positions with Speedway Motorsports and its subsidiaries since he joined Speedway Motorsports in 1996. Mr. Smith also serves as an officer and a director of SFC, the largest stockholder of Sonic. Mr. Smith is the brother of Mr. B. Scott Smith and Mr. David Bruton Smith, and owns, directly and indirectly, a significant percentage of Sonic’s outstanding Common Stock that provides him, together with the other members of the Smith family, with majority voting control of Sonic. Mr. Smith has served as a director of Sonic since July 2019.
R. Eugene Taylor: Mr. Taylor has significant management experience and expertise in the banking and finance industry, having served as a director of First Horizon since November 2017 and as Vice Chairman of the board of directors of First Horizon from November 2017 to July 2020. Mr. Taylor previously served as Chairman, Chief Executive Officer and President of CBFC from late 2009 to November 2017. Prior to co-founding CBFC, Mr. Taylor spent 38 years at Bank of America Corporation and its predecessor companies, most recently as Vice Chairman of Bank of America and President of Global Corporate & Investment Banking. Mr. Taylor also has experience as a director of other organizations. Mr. Taylor has served as a director of Sonic since February 2015 and as a member of the Audit Committee of the Board since April 2022 and as a member of the Compensation Committee and the NCG Committee of the Board since April 2015, including as Chair of the Compensation Committee since January 2016 and as Vice Chair of the NCG Committee since April 2015.
Director Meetings
The Board of Directors held four meetings during fiscal 2023. Each incumbent director attended, or participated by means of remote communication in, 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served during fiscal 2023. Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in executive session without members of management present prior to or after each regularly scheduled Board meeting. Mr. William I. Belk, as Lead Independent Director, presides over these executive sessions.

Attendance at Annual Meetings of Stockholders
It is the Board’s policy that the directors should attend our annual meeting of stockholders. Nine of the Company’s 10 directors in office at the time participated in the Company’s 2023 annual meeting of stockholders, which was held virtually via live audio webcast.
Annual Evaluation of the Board of Directors and Committees of the Board
The Board of Directors evaluates the performance of each director, each committee of the Board, the Chairman, the Lead Independent Director and the Board of Directors as a whole on an annual basis. In connection with this annual self-evaluation, each director anonymously records his or her views on the performance of each director standing for reelection, each committee of the Board, the Chairman, the Lead Independent Director and the Board of Directors as a whole. The entire Board of Directors reviews the results of these reports and determines what, if any, actions should be taken in the upcoming year to improve its effectiveness and the effectiveness of each director, each committee of the Board, the Chairman and the Lead Independent Director.
No Hedging or Short Selling
Sonic maintains policies that apply to all directors and officers of the Company that prohibit hedging or short selling (profiting if the market price decreases) of Sonic securities.

Chief Executive Officer Stock Ownership Guidelines
The Board believes that requiring the Chief Executive Officer to hold a significant number of shares of Sonic’s Common Stock aligns his interests with the interests of stockholders and has therefore adopted stock ownership guidelines for Sonic’s Chief Executive Officer. The Chief Executive Officer is required to beneficially own, directly or indirectly, shares of Class A Common Stock or Class B Common Stock of the Company (inclusive of securities convertible into such shares) having a market value (if applicable, on an as-converted basis) equal to three times the Chief Executive Officer’s base salary. The Chief Executive Officer must meet the stock ownership requirement within three years from the date on which such person becomes the Chief Executive Officer of the Company, and our Chief Executive Officer is in compliance with the stock ownership requirement.
Policies and Procedures for Review, Approval or Ratification of Transactions with Affiliates
Pursuant to its written charter, the NCG Committee reviews and evaluates all transactions between Sonic and its affiliates and considers issues of possible conflicts of interest, if such issues arise. In addition, transactions between Sonic and its affiliates are reviewed by the full Board of Directors and/or its independent directors in accordance with the terms of Sonic’s Amended and Restated Certificate of Incorporation, its senior credit facilities and the indentures governing its outstanding senior notes. These indentures require, subject to certain exceptions described more fully in the indentures, that a transaction between Sonic and an affiliate:
•be made in good faith and in writing and be on terms no less favorable to Sonic than those that would be available in a comparable arm’s-length transaction between Sonic and an unrelated third party; and
•involving aggregate value in excess of:
◦$25.0 million, either be made in good faith and in writing and be on terms no less favorable to Sonic than those that would be available in a comparable arm’s-length transaction between Sonic and an unrelated third party or be approved by a majority of Sonic’s disinterested directors; and
◦$50.0 million, either be approved by a majority of Sonic’s disinterested directors or Sonic must obtain a written opinion as to the financial fairness of the transaction from an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of such transaction stating that such transaction or the consideration being paid is fair to Sonic or the applicable Sonic subsidiary from a financial point of view.

Transactions with Affiliates
Certain of Sonic’s dealerships purchase the zMAX micro-lubricant from Oil-Chem Research Corporation (“Oil-Chem”), a subsidiary of Speedway Motorsports, for resale to customers of Sonic’s dealerships in the ordinary course of business. Mr. O. Bruton Smith was the Executive Chairman of both Sonic and Speedway Motorsports until his death in June 2022, and Mr. Smith’s sons, Mr. B. Scott Smith, a director and a greater than 10% beneficial owner of Sonic, is a co-owner, an officer and a director of both Speedway Motorsports and SFC, Mr. David Bruton Smith, Sonic’s Chairman and Chief Executive Officer and a greater than 10% beneficial owner of Sonic, is a co-owner and a director of Speedway Motorsports and a co-owner, an officer and a director of SFC and Mr. Marcus G. Smith, a director and a greater than 10% beneficial owner of Sonic, is the Chief Executive Officer and President and a director of Speedway Motorsports and an officer and a director of SFC. William R. Brooks, a director of Sonic, is Vice Chairman and Treasurer of Speedway Motorsports, an executive officer and a director for various operating subsidiaries of Speedway Motorsports and an officer and a director of SFC and Michael Hodge, a director of Sonic, is Executive Vice President, Chief Financial Officer and Assistant Treasurer of Speedway Motorsports and a Vice President of SFC. Total purchases from Oil-Chem by Sonic dealerships were approximately $1.2 million in fiscal 2023. Sonic also engaged in other transactions with various Speedway Motorsports subsidiaries in fiscal 2023, consisting primarily of (i) merchandise and apparel purchases from SMISC Holdings, LLC (d/b/a SMI Properties) (“SMISC”) for approximately $0.9 million; and (ii) vehicle sales to various Speedway Motorsports subsidiaries for approximately $0.2 million. Because the Smith family and SFC, a privately held company controlled by the members of the Smith family, own collectively approximately 100% of Speedway Motorsports, under applicable SEC rules, the amount of the Smith family’s interest in these transactions may be deemed to be approximately $1.2 million, $0.9 million and $0.2 million, respectively. While Mr. Brooks is an officer and a director of Speedway Motorsports and Mr. Hodge is an officer of Speedway Motorsports, the Board of Directors determined that neither Mr. Brooks nor Mr. Hodge had a material interest in Sonic’s purchases from Oil-Chem due in part to the fact that none of Mr. Brooks’ compensation as an officer and a director of Speedway Motorsports or Mr. Hodge’s compensation as an officer of Speedway Motorsports related to the purchases from Speedway Motorsports and neither Mr. Brooks nor Mr. Hodge owns a significant equity interest in Speedway Motorsports.

In February 2022, the NCG Committee and the Company’s independent directors approved a Sponsorship Agreement between EchoPark Automotive, Inc., a subsidiary of the Company (“EchoPark”), and SMISC pursuant to which EchoPark agreed to be an official sponsor of a NASCAR Cup Series race and related events scheduled to be held annually in Austin, Texas (the “NASCAR Event”). In exchange for the right to sponsor the NASCAR Event, EchoPark agreed to pay a sponsor fee of $2.5 million to SMISC. The Sponsorship Agreement also provided that EchoPark would have an option, in EchoPark’s sole discretion, to continue the sponsorship arrangements for the 2023 and 2024 NASCAR Events at the same sponsor fee as for the 2022 NASCAR Event. In July 2022, the NCG Committee and the Company’s independent directors approved of EchoPark exercising its contractual option for the 2023 NASCAR Event, and EchoPark paid a $2.5 million sponsorship fee to SMISC for the sponsorship arrangements for the 2023 NASCAR Event. Because the Smith family and SFC, a privately held company controlled by the members of the Smith family, indirectly own collectively approximately 100% of SMISC, under applicable SEC rules, the amount of the Smith family’s interest in the 2023 transaction may be deemed to be approximately $2.5 million.
Sonic participates in various aircraft-related transactions with SFC. Such transactions include, but are not limited to, the use of aircraft owned by SFC for business-related travel by Sonic executives, a management agreement with SFC for storage and maintenance of aircraft leased by Sonic from unrelated third parties and the use of Sonic’s aircraft for business-related travel by certain affiliates of SFC. The aggregate amount of the aircraft-related transactions between Sonic and these related parties was approximately $3.8 million (which consists of approximately $2.7 million paid by Sonic to such related parties and approximately $1.1 million received by Sonic from such related parties) in fiscal 2023. Because the Smith family owns 100% of SFC, under applicable SEC rules, the amount of the Smith family’s interest in these transactions may be deemed to be approximately $3.8 million. While Mr. Brooks is an officer and a director of SFC and Mr. Hodge is an officer of SFC, the Board of Directors determined that neither Mr. Brooks nor Mr. Hodge had a material interest in these transactions between SFC and Sonic.

Stockholder Recommendations of Director Candidates
Stockholders may recommend a director candidate for consideration by the NCG Committee by submitting the candidate’s name in accordance with provisions of our Amended and Restated Bylaws, which require advance notice to Sonic and certain other information. In general, under the Amended and Restated Bylaws, the written notice must be delivered to, or mailed and received at, Sonic’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

The notice must contain certain information about both the nominee and the stockholder submitting the nomination, as set forth in Section 2.08(a) of Sonic’s Amended and Restated Bylaws. With respect to the nominee, the notice must contain, among other things: (i) the nominee’s name, date of birth and business and residential addresses, (ii) the nominee’s background and qualification, including the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the Company beneficially owned by the nominee, (iv) such other information regarding the nominee that would be required to be disclosed in solicitations of proxies for an election of directors, or is otherwise required, in each case, pursuant to the Exchange Act and the rules promulgated thereunder, and (v) a written statement executed by the nominee (A) acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under Delaware law with respect to the Company and its stockholders, (B) disclosing whether the nominee is a party to any agreement, arrangement or understanding with, or has given any commitment or assurance to, any person or entity as to how the nominee, if elected as a director of the Company, will act or vote on any issue or question, (C) disclosing whether the nominee is a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with the nominee’s service or action as a director of the Company, (D) disclosing whether the nominee is affiliated with a competitor of the Company, (E) agreeing to update continually the accuracy of the information required by the immediately preceding clauses (B), (C) and (D) for as long as the nominee is a director nominee or a director of the Company and (F) agreeing if elected as a director of the Company to comply with all corporate governance codes, policies and guidelines of the Company applicable to directors. With respect to the stockholder submitting the nomination and any Stockholder Associated Person (as defined in Sonic’s Amended and Restated Bylaws), the notice must contain, among other things: (1) the name and business address of the stockholder and any Stockholder Associated Person as they appear on the Company’s books and a representation that the stockholder is a stockholder of record of shares of the Company’s capital stock entitled to vote at the meeting to which the notice pertains and intends to appear in person or by proxy at the meeting to nominate the nominee, (2) the class or series and number of shares of capital stock of the Company which are directly or indirectly owned of record or beneficially by the stockholder or any Stockholder Associated Person, (3) any derivative positions held of record or beneficially by the stockholder or any Stockholder Associated Person as well as any hedging transactions or similar agreements and (4) a description of all arrangements, understandings or relationships between the stockholder and each nominee and any other person or persons (naming such person(s)) pursuant to which the nomination(s) are to be made by the stockholder. A stockholder who is interested in recommending a director candidate should request a copy of Sonic’s Amended and Restated Bylaws by writing to Mr. Stephen K. Coss, Senior Vice President, General Counsel and Secretary, at Sonic Automotive, Inc., 4401 Colwick Road, Charlotte, North Carolina 28211.

Universal Proxy Rules for Director Nominations
In addition to satisfying the foregoing requirements under Sonic’s Amended and Restated Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for the 2025 annual meeting of stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.
How to Communicate with the Board of Directors and Non-Management Directors
Stockholders and other interested parties wishing to communicate with the Board of Directors, or any of our individual directors, including the Lead Independent Director, may do so by sending a written communication addressed to the attention of the respective director(s) at Sonic Automotive, Inc., 4401 Colwick Road, Charlotte, North Carolina 28211, or, in the case of communications to the entire Board of Directors, addressed to the attention of Mr. Stephen K. Coss, Senior Vice President, General Counsel and Secretary, at the above address. Stockholders and other interested parties wishing to communicate with our non-management directors as a group may do so by sending a written communication addressed to the attention of Mr. William I. Belk, as Lead Independent Director, at the above address. Any communication addressed to any director that is received at Sonic’s principal executive offices will be delivered or forwarded to the respective director(s) as soon as practicable. Any communication addressed to the Board of Directors, in general, will be promptly delivered or forwarded to each director. Sonic generally will not forward to directors a communication that it determines is primarily commercial in nature, relates to an improper or irrelevant topic or requests general information about Sonic.

DIRECTOR COMPENSATION
The table below sets forth the compensation paid to each non-employee director who served on the Board in fiscal 2023. Directors who are also employees of Sonic (in fiscal 2023, Messrs. David Bruton Smith and Jeff Dyke) do not receive compensation (other than their compensation as employees of Sonic) for their service on the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	All Other Compensation ($) (3)	Total ($)
William I. Belk	$132,500	$166,712	$27,106	$326,318
William R. Brooks	$96,250	$170,970	$13,677	$280,897
John W. Harris III (4)	$78,438	$—	$15,178	$93,616
Michael Hodge	$60,625	$211,564	$58,171	$330,360
Keri A. Kaiser	$101,250	$179,527	$31,728	$312,505
B. Scott Smith	$21,250	$256,455	$56,721	$334,426
Marcus G. Smith	$21,250	$256,455	$63,211	$340,916
R. Eugene Taylor	$118,750	$166,712	$4,364	$289,826

(1)    The non-employee directors had the following stock awards outstanding as of December 31, 2023:

Name	Outstanding Stock Awards (#)
William I. Belk	4,267
William R. Brooks	4,376
Michael Hodge	5,415
Keri A. Kaiser	4,595
B. Scott Smith	6,564
Marcus G. Smith	6,564
R. Eugene Taylor	4,267

(2)    The dollar amount shown for these stock awards represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation. See Note 10 to Sonic’s consolidated financial statements included in its Annual Report on Form 10-K for fiscal 2023 for the valuation assumptions used in determining the fair value of the awards. These amounts reflect the accounting expense and do not correspond to the actual value that will be recognized by the directors.
(3)    The amounts shown in this column include the imputed value of demonstrator vehicles provided by the Company. The value assigned to the demonstrator vehicles was calculated under rules established by the Internal Revenue Service (the “IRS”). The aggregate incremental cost of the demonstrator vehicles to the Company is not calculable because those vehicles are provided to the directors by its dealership subsidiaries. The amounts shown in this column also include cash dividends paid on non-vested restricted stock awards and, for Mr. B. Scott Smith, premiums paid on a legacy $400,000 group term life insurance policy.
(4)    Mr. Harris’ resignation from the Board was effective on August 31, 2023.

In February 2023, the Compensation Committee undertook a review of Sonic’s compensation program for non-employee directors, including an analysis of the compensation programs for non-employee directors at Sonic’s peer group companies in the retail automotive sector. Based on that review, the Compensation Committee recommended, and the Board of Directors approved, the following adjustments to our non-employee director compensation program in order to better align such compensation with market practices of our peer group companies in the retail automotive sector: (i) increasing the amount of the annual cash retainer for each non-employee director from $85,000 to $105,000, effective April 1, 2023; (ii) modifying the form of all awards to be granted to non-employee directors under the Sonic Automotive, Inc. 2012 Formula Restricted Stock and Deferral Plan for Non-Employee Directors, amended and restated as of May 15, 2023 (the “2012 Formula Plan”) from shares of restricted stock to restricted stock units; (iii) increasing the dollar value of the annual award to each non-employee director under the 2012 Formula Plan from $145,000 to $195,000; and (iv) allowing eligible non-employee directors to make an advance election to convert all or part of their annual cash retainer of $105,000 to restricted stock units that would be added to, and granted at the same time and generally on the same terms and conditions as, the annual restricted stock unit award. The changes under the 2012 Formula Plan, including the increase in the dollar value of the annual award and the ability to elect additional restricted stock units in lieu of all or part of the annual cash retainer, were effective for the 2023 annual grants following receipt of stockholder approval of the 2012 Formula Plan on May 15, 2023. Each non-employee director also is entitled to receive a demonstrator vehicle for personal use.
In addition to the applicable annual cash retainer (payable in quarterly installments) for service as a non-employee director, additional cash retainers apply for non-employee directors in Board leadership positions. Sonic’s Lead Independent Director, Compensation Committee Chair and NCG Committee Chair each receive an additional annual cash retainer of $12,500, payable in quarterly installments. Sonic’s Audit Committee Chair receives an additional annual cash retainer of $20,000, payable in quarterly installments. The Vice Chair of any Board committee receives an additional annual cash retainer of $6,250, payable in quarterly installments.
Non-employee directors are eligible to participate in the Sonic Automotive, Inc. Deferred Compensation Plan (the “Deferred Plan”) and may elect to defer up to 100% of their annual cash retainers under the Deferred Plan. No non-employee directors elected to participate in the Deferred Plan for fiscal 2023.

In accordance with the 2012 Formula Plan (as described above), non-employee directors receive automatic grants of either restricted stock units or, subject to the non-employee director’s timely election, deferred restricted stock units during each year of service. The automatic grants are made to eligible non-employee directors on the first business day following each annual meeting of Sonic’s stockholders. The number of restricted stock units or deferred restricted stock units, as applicable, granted to an eligible non-employee director each year equals (i) $195,000 (or such applicable higher amount based upon the individual non-employee director’s timely election to convert all or part of the director’s annual cash retainer of $105,000 to additional restricted stock units) divided by (ii) the average closing price of the Class A Common Stock on the NYSE for the 20 trading days immediately prior to the grant date (rounded up to the nearest whole share). Generally, subject to the director’s continued service on the Board, the restricted stock unit award (whether restricted stock units or deferred restricted stock units) will vest in full on the first anniversary of the grant date or, if earlier, the day before the next annual meeting of Sonic’s stockholders following the grant date. If a non-employee director initially becomes a member of the Board during any calendar year, but after the annual meeting of Sonic’s stockholders for that year, the non-employee director will receive a restricted stock unit grant valued at $195,000 upon his or her election to the Board with the number of shares determined as described above and, subject to the director’s continued service on the Board, the restricted stock units generally will vest in full on the first anniversary of the grant date.
Restricted stock units will be settled in the form of shares of Class A Common Stock as soon as administratively practical following the applicable vesting date, and in any event, within 30 days thereafter, unless the non-employee director timely elected deferred restricted stock units in accordance with the 2012 Formula Plan.
Neither restricted stock units nor deferred restricted stock units may be sold, assigned, pledged or otherwise transferred, whether vested or unvested. A director with restricted stock units or deferred restricted stock units will not have voting or any other stockholder rights or ownership interest in shares of Class A Common Stock with respect to which the units are granted, although the director may be credited with dividend equivalents in accordance with the 2012 Formula Plan.
Except in the event of a termination of service immediately prior to or upon a “change in control” (as defined in the 2012 Formula Plan) of Sonic, if a director’s service on the Board terminates for any reason other than death or “disability” (as defined in the 2012 Formula Plan), all of the director’s restricted stock units or, if applicable, all of the director’s deferred restricted stock units, not vested at the time of such termination are forfeited. If a director’s service on the Board terminates immediately prior to or upon a change in control of Sonic or due to his or her death or disability, all of the director’s restricted stock units or, if applicable, all of the director’s deferred restricted stock units will become fully vested. Upon either the consummation of a tender offer or exchange offer that constitutes a change in control of Sonic or the third business day prior to the effective date of any other change in control of Sonic, all outstanding restricted stock units and deferred restricted stock units will become fully vested.

Director Stock Ownership Guidelines
To ensure that non-employee directors become and remain meaningfully invested in Sonic’s Common Stock, each non-employee director is required to beneficially own, directly or indirectly, shares of Class A Common Stock or Class B Common Stock of the Company (inclusive of securities convertible into such shares) having a market value (if applicable, on an as-converted basis) equal to five times the annual cash retainer payable to non-employee directors. A non-employee director must meet the stock ownership requirement within five years from the later of (i) April 30, 2017 or (ii) the date on which such director joins the Board. All of the non-employee directors are in compliance with the stock ownership requirement or in the first five years after becoming a director.

AUDIT COMMITTEE REPORT
The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities relating to Sonic’s accounting policies, reporting policies, internal controls and compliance with legal and regulatory requirements, and the integrity of Sonic’s financial reports. The Audit Committee manages Sonic’s relationship with the Company’s independent registered public accounting firm, which is ultimately accountable to the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is “financially literate” and has accounting or related financial management expertise, in each case as determined by the Board, in its business judgment, and is “independent” under the Categorical Standards, the NYSE rules and the SEC rules.
The Audit Committee reviewed and discussed the audited consolidated financial statements of Sonic with management and Grant Thornton LLP, Sonic’s independent registered public accounting firm for fiscal 2023. Management has the responsibility for preparing the consolidated financial statements, certifying that Sonic’s consolidated financial statements are complete, accurate and prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and implementing and maintaining internal controls and attesting to internal control over financial reporting. The independent registered public accounting firm has the responsibility for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee also discussed and reviewed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC. With and without management present, the Audit Committee discussed and reviewed the results of the independent registered public accounting firm’s audit of the consolidated financial statements.
During fiscal 2023, the Audit Committee met five times, including meetings to discuss the interim consolidated financial information contained in each quarterly earnings announcement for the quarters ended December 31, 2022, March 31, 2023, June 30, 2023 and September 30, 2023 with the Chief Financial Officer and the independent registered public accounting firm prior to public release. In addition, the Audit Committee regularly monitored the progress of management and the independent registered public accounting firm in assessing Sonic’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including their findings, required resources and progress throughout the year.

In discharging its oversight responsibility as to the audit process, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee met separately with management, the internal auditors and the independent registered public accounting firm to discuss, among other things, the adequacy and effectiveness of Sonic’s internal accounting and financial controls and the internal audit function’s organization, responsibilities, budget and staffing and reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope and identification of audit risks.
Based on these reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board, and the Board approved, that Sonic’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC. The Audit Committee also recommended the appointment of Grant Thornton LLP to serve as Sonic’s independent registered public accounting firm for the fiscal year ending December 31, 2024 and the Board concurred in such recommendation.
William I. Belk, Chair
Keri A. Kaiser
R. Eugene Taylor

PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed Grant Thornton LLP (“Grant Thornton”) to serve as Sonic’s independent registered public accounting firm for the fiscal year ending December 31, 2024. The Audit Committee’s appointment of Grant Thornton was made following a competitive process to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Several firms were invited to participate in this process including KPMG LLP (“KPMG”), which had served as the Company’s independent registered public accounting firm since 2014.
As a result of this process, following the review and evaluation of the proposals from the participating firms, on March 17, 2023, the Audit Committee approved (i) the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 and (ii) the dismissal of KPMG as the Company’s independent registered public accounting firm, effective immediately, and KPMG was notified of the dismissal on the same date. On March 21, 2023, Sonic engaged Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, effective immediately. During the fiscal years ended December 31, 2021 and December 31, 2022, and for the subsequent interim period through March 21, 2023 (the date of Grant Thornton’s engagement), neither the Company nor anyone on its behalf consulted Grant Thornton regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.
KPMG’s audit reports on Sonic’s consolidated financial statements as of and for the fiscal years ended December 31, 2021 and December 31, 2022 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended December 31, 2021 and December 31, 2022, and in the subsequent interim period through March 17, 2023, there were no (i) disagreements (within the meaning of Item 304(a)(1)(iv) of Regulation S-K (“Regulation S-K”) of the rules and regulations of the SEC) with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of such disagreement in connection with its report, or (ii) reportable events (within the meaning of Item 304(a)(1)(v) of Regulation S-K of the rules and regulations of the SEC), except as described in the following paragraph.
As previously disclosed in Sonic’s Current Report on Form 8-K filed on October 28, 2022, the Company’s management identified a material weakness in certain internal controls over financial reporting related to the revenue recognition process at a single dealership acquired in December 2021.

This material weakness resulted in a restatement of Sonic’s unaudited condensed consolidated financial statements for the three months ended March 31, 2022 and the three and six months ended June 30, 2022, and was remediated as of December 31, 2022, as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
The Company expects that representatives of Grant Thornton will be present at the Annual Meeting, and the representatives will have an opportunity to make a statement if they desire to do so. The Company also expects that the representatives of Grant Thornton will be available to respond to appropriate questions from stockholders.
Stockholder ratification of the Audit Committee’s appointment of Grant Thornton to serve as Sonic’s independent registered public accounting firm for the fiscal year ending December 31, 2024 is not required by the Company’s Amended and Restated Bylaws or otherwise. Nevertheless, the Board is submitting the appointment of Grant Thornton to the Company’s stockholders for ratification as a matter of good corporate governance. If the Company’s stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of Grant Thornton. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of Sonic and its stockholders.
The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Grant Thornton to serve as Sonic’s independent registered public accounting firm for the fiscal year ending December 31, 2024. Unless otherwise specified, proxies will be voted “FOR” the ratification of the appointment of Grant Thornton to serve as Sonic’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

Fees Paid to Independent Registered Public Accounting Firm
The following table presents fees for professional audit services rendered by Grant Thornton and KPMG for the audit of Sonic’s consolidated financial statements for fiscal 2023 and fiscal 2022 and fees billed for other services rendered by Grant Thornton and KPMG during those periods:

	Fiscal 2023 ($) (Grant Thornton)	Fiscal 2022 ($) (KPMG)
Audit Fees (1)	$1,683,003	$2,623,921
Audit-Related Fees (2)	$—	$400,000
Tax Fees	$—	$—
All Other Fees (3)	$738,180	$—
Total	$2,421,183	$3,023,921

(1)Audit Fees consist of fees billed for the respective fiscal year for professional services rendered in connection with or related to the audit of our annual consolidated financial statements and the review of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, services normally provided in connection with statutory and regulatory filings or engagements, including registration statements, and services related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
(2)Audit-Related Fees consist of fees billed for fiscal 2022 for assurance and related services reasonably related to the performance of the audit or review of our annual or interim consolidated financial statements and are not reported under the heading “Audit Fees.”
(3)All Other Fees consist of fees billed for fiscal 2023 for services related to information technology and information security consulting projects.

Audit Committee Pre-Approval of Audit and Non-Audit Services
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All such services provided in fiscal 2023 were pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence. The Audit Committee has delegated pre-approval authority to its Chair when necessary due to timing considerations. The Chair in turn reports to the Audit Committee at least quarterly on any services he pre-approved since his last report.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and program, the compensation decisions the Compensation Committee has made under that program and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our named executive officers (“Named Executive Officers”) for 2023, who were:

Name	Title
David Bruton Smith	Chairman and Chief Executive Officer
Jeff Dyke	President
Heath R. Byrd	Executive Vice President and Chief Financial Officer

2023 Executive Officer Compensation Program
The Compensation Committee believes that its compensation philosophy continues to drive our Named Executive Officers, other members of our senior management team and our other salaried employees to produce sustainable, positive results for the Company and our stockholders. In this regard, the philosophy of the Compensation Committee is to:
•link executive compensation to Sonic’s business strategy and performance to attract, retain and reward key executive officers;
•provide performance incentives and equity-based compensation intended to align the long-term interests of executive officers with those of Sonic’s stockholders; and
•offer salaries, incentive performance pay opportunities and perquisites that are competitive in the marketplace.
Sonic’s executive compensation program is comprised primarily of two components: (i) annual cash compensation, paid in the form of a base salary and a performance-based bonus, and (ii) long-term equity compensation, principally granted in the form of performance-based equity awards with respect to our Class A Common Stock, such as restricted shares, restricted stock units and stock options. This executive compensation program is designed to place emphasis on performance-based compensation. The Compensation Committee typically reviews and adjusts base salaries and considers awards of cash bonuses and equity-based compensation in the first quarter of each year based on several factors, including management’s recommendations that are developed by the Chief Executive Officer, the President, and the Chief Financial Officer through a collaborative process involving other members of Sonic’s senior management team.

In early 2023, the Chief Executive Officer, the President, the Chief Financial Officer and other members of our senior management presented management’s written recommendations, reports and proposals on 2023 executive compensation to the Compensation Committee. These recommendations, reports and proposals addressed topics such as base salaries, overall structure, target levels and payout levels for the annual cash bonus program for executive officers, equity awards to executive officers and the rationale for these recommendations. The Compensation Committee considered these recommendations before determining compensation.
The Compensation Committee has the authority to retain, at the Company’s expense, outside consultants or other advisers as it deems necessary to carry out its responsibilities. While the Compensation Committee has at times retained an independent consultant to advise it regarding the Company’s executive compensation program, the Compensation Committee did not retain such a consultant for 2023. However, the Compensation Committee previously engaged Willis Towers Watson, an independent consulting firm, in November 2021 to prepare an executive compensation peer group study focused on a competitive market assessment and review of compensation levels of the Named Executive Officers in anticipation of the Compensation Committee’s review process for determining executive compensation for 2022.
The Compensation Committee’s review for purposes of determining executive compensation for 2023 continued to be informed by the November 2021 report it received from Willis Towers Watson. The report provided information based on survey and publicly disclosed data with respect to a primary peer group of eight publicly-traded retail automotive companies (Asbury Automotive Group, Inc., AutoNation, Inc., CarMax, Inc., Carvana Co., Group 1 Automotive, Inc., Lithia Motors, Inc., Penske Automotive Group, Inc. and Rush Enterprises, Inc.) and a secondary peer group of fourteen additional companies in the automotive, broader retail and transportation industries selected by Willis Towers Watson as appropriate for comparison (Advance Auto Parts, Inc., AutoZone, Inc., Avis Budget Group, Inc., Dick’s Sporting Goods, Inc., Dollar General Corporation, Dollar Tree, Inc., Genuine Parts Company, Hertz Global Holdings, Inc., Kohl’s Corporation, Macy’s, Inc., Nordstrom, Inc., O’Reilly Automotive, Inc., Ross Stores, Inc. and The TJX Companies, Inc.). The report provided information about pay levels, pay mix and total direct compensation with respect to base salary, cash bonus and long-term incentives based on named executive officer position.
In addition to the executive compensation consulting services provided to the Compensation Committee, Willis Towers Watson provided limited corporate risk and brokering services to Sonic during 2021 at the request of management. Willis Towers Watson did not provide other significant services to the Company during 2021 and the Company is not aware of any other direct or indirect business relationships with the Company or any of its affiliates during 2021 when Willis Towers Watson was engaged. The Compensation Committee believes that given the nature and the scope of these additional services, such services did not impair Willis Towers Watson’s ability to provide impartial and objective advice to the Compensation Committee regarding executive compensation matters.

Although Sonic qualifies as a “controlled company” for purposes of the NYSE rules and, therefore, is not required to comply with all of the requirements of those rules, the Compensation Committee has assessed Willis Towers Watson’s independence as a compensation consultant by reference to the NYSE rules. In connection with its engagement of Willis Towers Watson, the Compensation Committee considered various factors bearing upon Willis Towers Watson’s independence, including, but not limited to, Willis Towers Watson’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact Willis Towers Watson’s independence. The Compensation Committee requested and received an independence letter from Willis Towers Watson assessing the independence factors that are identified in the SEC rules. After reviewing these and other factors (including the NYSE listing standards for compensation consultants), the Compensation Committee determined that Willis Towers Watson was independent of the Company’s management and that its engagement did not raise any conflicts of interest.
While the Compensation Committee may have considered the information presented in the November 2021 report from Willis Towers Watson, decisions regarding the compensation of our Named Executive Officers were made by the Compensation Committee independently. The Compensation Committee did not adopt specific benchmarking for compensation levels and does not necessarily set total compensation opportunities based on any specific peer company. Rather, the Compensation Committee considered the executive compensation peer group report not as a determinative factor but as a reference for informing its executive compensation decisions, including for purposes of understanding and assessing competitive compensation levels and practices within the Company’s retail automotive peer group. The comparative compensation information is just one of several factors considered by the Compensation Committee in its process for setting executive compensation. The Compensation Committee believes maintaining a competitive executive compensation program will assist the Company to successfully attract, motivate and retain experienced and talented executives critical to our long-term success.
The Compensation Committee also considered the favorable stockholder advisory votes on named executive officer compensation at its annual meetings of stockholders as one of the many factors it considered in connection with determining 2023 executive compensation. More than 99% of the votes cast by our stockholders at the 2021 annual meeting of stockholders were in favor of the proposal to approve, on an advisory basis, our named executive officer compensation. Approximately 94% of the votes cast by our stockholders at the 2022 annual meeting of stockholders were in favor of the proposal to approve, on an advisory basis, our named executive officer compensation. In addition, approximately 96% of the votes cast by our stockholders at the 2023 annual meeting of stockholders were in favor of the proposal to approve, on an advisory basis, our named executive officer compensation.
The Compensation Committee also considered Sonic’s financial and operating results in 2022 in assessing executive compensation for our Named Executive Officers for 2023.

Taking all of the above into account, including the recommendations developed and presented by the Chief Executive Officer, the President, the Chief Financial Officer and other members of our senior management along with aspects of our historical compensation practices and other factors, the Compensation Committee in early 2023 considered this information together with the competitiveness of our compensation, all in order to determine executive compensation for the Named Executive Officers in 2023 in a manner that it believes best reflects individual responsibilities and contributions, implements the Company’s compensation philosophy and objectives, and provides incentives to achieve our business and financial objectives.
Annual Cash Compensation
Annual cash compensation for Sonic’s Named Executive Officers consists of a base salary and the potential for a performance-based bonus. The annual cash compensation paid by Sonic to its Named Executive Officers for 2023 was targeted to be competitive principally in relation to other retail automotive companies. While the Compensation Committee analyzes the competitiveness of annual cash compensation paid by Sonic to its executives with reference to data from comparable companies, the Compensation Committee has not adopted any specific benchmarks for compensation of Sonic’s executives in comparison to other companies.
Base Salary for 2023
The base salaries of Sonic’s Named Executive Officers and adjustments to such executive officers’ base salaries are generally based upon an evaluation of each executive’s performance by the Compensation Committee, executive compensation of comparable companies and management’s recommendations. The Compensation Committee’s evaluation includes non-quantitative factors, such as individual experience and contributions of each such executive officer and their current responsibilities, the compensation of similarly situated executive officers of comparable companies, the performance of each executive officer during the prior calendar year (including subjective evaluations of each executive officer’s performance during the prior calendar year and subjective and objective evaluations of the performance of business units and functions under the particular executive officer’s supervision), as well as the Company’s operating and financial performance during the prior calendar year. In February 2023, the Compensation Committee reviewed the current structure of executive compensation for the Named Executive Officers, including base salaries. Giving consideration to these factors and management’s recommendations, the Compensation Committee determined to make no changes to the base salaries of the Named Executive Officer from 2022, resulting in the base salaries for the Named Executive Officers remaining at the following amounts for 2023: Mr. David Bruton Smith, $1,336,366; Mr. Jeff Dyke, $1,193,230; and Mr. Heath R. Byrd, $930,000.

Performance-Based Cash Bonus for 2023
The Company previously adopted the Incentive Compensation Plan and established annual performance-based cash bonus programs under the Incentive Compensation Plan intended to meet the requirements for performance-based compensation for which the Company could deduct compensation expense under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), although the Company always reserved the right to pay discretionary bonuses and other types of compensation that would not be deductible under Section 162(m) of the Code, including arrangements outside of the Incentive Compensation Plan. The Tax Cuts and Jobs Act of 2017 (the “Tax Act”) repealed the exemption for qualified performance-based compensation under Section 162(m) of the Code for purposes of Section 162(m)’s deduction limit for taxable years beginning after December 31, 2017. Since the performance-based exception to Section 162(m)’s deduction limit is no longer available for new awards and therefore certain constraints under the Incentive Compensation Plan are no longer applicable, the Compensation Committee deemed it to be in the best interests of the Company and its stockholders to establish a 2023 annual cash bonus program for the Named Executive Officers outside of the Incentive Compensation Plan, while still maintaining a performance-based approach by setting performance objectives and other parameters applicable to bonus compensation for the Named Executive Officers with respect to 2023.
After consideration of management’s recommendations and the other factors previously described, on February 8, 2023, the Compensation Committee established the 2023 annual incentive cash bonus program which included objective, performance-based goals and potential bonus award amounts for Messrs. David Bruton Smith, Jeff Dyke and Heath R. Byrd for the performance period beginning January 1, 2023 and ending December 31, 2023, while also allowing the Compensation Committee the flexibility to inform its determination of bonus amounts based on both the pre-determined performance objectives and a subjective assessment of the individual’s achievements and other factors. The Compensation Committee established two categories of performance goals for each of the Named Executive Officers: defined adjusted earnings per share (“Adjusted EPS”) levels and customer satisfaction performance for Sonic’s franchised dealerships. Adjusted EPS was specially defined under the 2023 bonus program and selected as the primary performance goal in order to align the Named Executive Officers’ cash bonuses with profitability realized by the Company during 2023. The Compensation Committee also set customer satisfaction index (“CSI,” as described below) performance goals based on the percentage of Sonic’s franchised dealerships that meet or exceed specified objectives, as reported by the respective manufacturers for such dealership brands. The amount of potential performance-based cash bonus for the Named Executive Officers was based on a percentage of their respective base salary earned during the 2023 performance period, with such cash bonuses (if any) to be paid as soon as administratively practicable following the Compensation Committee’s determination of the extent to which the specified performance goals were achieved and its determination of the appropriate bonus amounts.

For purposes of the performance goals in 2023, Adjusted EPS was defined as (i) Sonic’s net income from continuing operations determined in accordance with GAAP, adjusted to fix the income tax rate on net income at 26% and to take into account the timing of the disposition of dealerships during 2023 such that the budget and actual performance of dealerships disposed of during 2023 are included in the calculation of Adjusted EPS performance objective levels and Adjusted EPS only for the period up to the date of such disposition, and excluding the effects of (A) any gain or loss recognized by Sonic on the disposition of dealerships (including asset or lease impairment charges related to a decision to sell a specific dealership), (B) asset write-downs and impairment charges, (C) debt restructuring charges and costs, (D) expense attributable to earn-out and similar transaction-related payments with respect to acquisitions, (E) any assessed withdrawal liability or settlement against Sonic and/or any of Sonic’s subsidiaries with respect to any of Sonic’s dealership subsidiaries that participate in or have participated in the Automotive Industries Pension Plan (a multiemployer pension plan), (F) property loss and replacement expense attributable to acts of God or nature, which loss or expense would have been covered under Sonic’s property loss insurance policies but for an applicable deductible, (G) certain other designated items such as expenses attributable to the renovation and/or reconstruction of the Audi Houston Central dealership building (net of litigation or settlement recoveries in the related pending construction litigation), and (H) the cumulative effect of any changes in GAAP during 2023, divided by (ii) a diluted weighted average share count for Sonic’s fiscal year ended December 31, 2023, determined in accordance with GAAP.
The Compensation Committee also established the minimum, interim, target and maximum objective levels for 2023 based on achievement of Adjusted EPS and potential corresponding bonus levels for the Named Executive Officers based on a percentage of base salary earned during 2023 as follows:

2023 Adjusted EPS	Bonus as Percentage of Base Salary
Less Than Minimum Objective ($5.42)	0%
Minimum Objective: $5.42	50%
Interim Objective: $6.09	90%
Target Objective: $6.77	100%
Maximum Objective: $8.12 or more	300%
The above dollar amounts specified for the minimum, interim, target and maximum objective levels were subject to proportionate adjustment to reflect the budgeted performance of dealerships disposed of during 2023 only for the period up to the date of such disposition, and actual Adjusted EPS considers actual performance of such dealerships only for the period up to the date of such disposition. For performance falling between two objective levels described above, the corresponding bonus amount would be prorated based on the performance achieved between the two objective levels.

Considering relevant dispositions during 2023, the following adjustments applied to the dollar amounts specified above for the minimum, interim, target and maximum objective levels for 2023 Adjusted EPS performance: $5.33 for the minimum objective level, $5.99 for the interim objective level, $6.66 for the target objective level, and $7.99 or more for the maximum objective level.
CSI performance was selected as the other performance goal under the 2023 bonus program since it aligns with two other important Company goals: (i) meeting the expectations of our guests and (ii) meeting the expectations of our manufacturers. The CSI performance objective was based on the percentage of Sonic’s franchised dealerships that met or exceeded the applicable manufacturer’s objective CSI performance standard for 2023 (weighted equally between sales and service), as reported by the applicable manufacturer, applicable to the particular franchised dealership as of December 31, 2023. Only franchised dealerships owned by Sonic for all of 2023 were included in determining achievement of the CSI performance goal.
The Compensation Committee established specific minimum, target and maximum objective levels based upon achievement of the CSI performance objective and corresponding bonus levels for the Named Executive Officers based on a percentage of base salary earned during 2023 as follows:

Franchised Dealerships Achieving Manufacturer’s CSI Performance Standard as of December 31, 2023	Bonus as Percentage of Base Salary
Less Than Minimum Objective (70%)	0%
Minimum Objective: 70%	5%
Target Objective: 75%	15%
Maximum Objective: 80% or more	25%
For performance falling between two objective levels described above, the corresponding bonus amount would be prorated based on the performance achieved between the two objective levels.
The Compensation Committee provided for determination of bonus amounts for each Named Executive Officer based on the Company’s performance relative to the pre-established Adjusted EPS and CSI performance objectives described above, but the Compensation Committee also retained the flexibility to consider other factors to inform its determination of the size of actual bonus amounts (including increasing or reducing the bonus amount that would apply based strictly on the pre-established Adjusted EPS and CSI performance objectives). Such factors could include a more subjective assessment of financial, operational, strategic and corporate performance and take into consideration unanticipated contingencies and events as well as individual performance and achievement.

On February 14, 2024, based on management’s report regarding Sonic’s performance against the performance goals, the Compensation Committee certified that (i) the Adjusted EPS for Sonic for the 2023 calendar year was $6.49 and therefore exceeded the interim objective level (but fell below the target objective level) for the Adjusted EPS component and (ii) the CSI performance component had exceeded the maximum objective level because 92% of the applicable dealerships had met or exceeded the requisite CSI performance standard. Considering these achievement levels, and also guided by the parameters that the Compensation Committee had established under the 2023 bonus program, the Compensation Committee authorized cash bonus award amounts based on the 2023 bonus program for each of the current Named Executive Officers in the following amounts: $1,636,346 for Mr. David Bruton Smith, $1,461,080 for Mr. Jeff Dyke, and $1,138,761 for Mr. Heath R. Byrd.
The Compensation Committee approved payment of the total cash bonuses to the Named Executive Officers as soon as administratively practicable.
Long-Term Equity Compensation
Named Executive Officer Annual Grants for 2023
The Compensation Committee believes that equity-based compensation is an effective means of aligning the long-term interests of Sonic’s key officers and employees with those of its stockholders, to provide incentives to, and to attract and retain and to encourage equity ownership by, key officers and employees who provide services to Sonic and its subsidiaries upon whose efforts Sonic’s success and future growth depends. Sonic’s long-term equity compensation program is based principally upon awards under the 2012 Stock Incentive Plan of (i) performance-based restricted shares of Class A Common Stock, (ii) performance-based restricted stock units convertible into shares of Class A Common Stock and/or (iii) options to purchase Class A Common Stock. The size of awards of restricted stock, restricted stock units or stock options is based generally upon a subjective evaluation of the executive’s performance by the Compensation Committee, executive compensation of comparable companies and management’s recommendations submitted to the Compensation Committee. The Compensation Committee’s evaluation considers a number of non-quantitative factors, including the responsibilities of the individual executive officers for and their contributions to Sonic’s operating results (including in relation to other recipients of Sonic equity awards) and their expected future contributions, as well as prior awards to the particular executive officer.
On February 8, 2023, the Compensation Committee approved the grant of performance-based restricted stock units to the Named Executive Officers of Sonic for the 2023 calendar year under the 2012 Stock Incentive Plan in the following amounts: Mr. David Bruton Smith, 70,348 restricted stock units; Mr. Jeff Dyke, 39,972 restricted stock units; and Mr. Heath R. Byrd, 31,154 restricted stock units.

These restricted stock units were subject to forfeiture based upon Sonic’s achievement of designated Adjusted EPS objectives for the 2023 calendar year, with the calculation of Adjusted EPS as defined and determined by the Compensation Committee for the executive officers’ annual cash bonus terms for 2023 (see “—Annual Cash Compensation—Performance-Based Cash Bonus for 2023”). The Compensation Committee chose Adjusted EPS performance for the restricted stock units for the same reason as it was chosen to be the primary performance criterion for performance-based cash bonuses, as set forth above. The Compensation Committee chose to establish a one-year Adjusted EPS performance condition primarily because of the difficulty of providing an accurate forecast for Sonic’s EPS for a three-year future period. Depending on the extent to which Sonic met the specified Adjusted EPS performance objectives, the restricted stock units granted to the Named Executive Officers were subject to performance-based forfeiture.
In determining the grant levels and the performance-based forfeiture provisions for these restricted stock unit awards, the Compensation Committee’s assessment took into account the information presented in the November 2021 executive compensation peer group report from Willis Towers Watson previously referenced above. This report indicated that our approach toward the equity compensation component of Mr. David Bruton Smith’s compensation generally lagged behind the general equity compensation practices of retail automotive peer group members for their chief executive officers. In an effort to better align the equity compensation of our Chief Executive Officer with general competitive compensation levels and practices within this peer group, the Compensation Committee awarded a larger number of restricted stock units to Mr. David Bruton Smith and approved performance-based forfeiture provisions for his award that differ from the awards to the other Named Executive Officers.
For Mr. David Bruton Smith, the restricted stock units granted in 2023 were subject to performance-based forfeiture as follows:

2023 Adjusted EPS	Percentage of Restricted Stock Unit Grant to Remain Outstanding
105% of Target Objective	100% (No forfeiture)
100% of Target Objective	90.91% (9.09% forfeiture)
75% of Target Objective	81.82% (18.18% forfeiture)
Less than 75% of Target Objective	0% (100% forfeiture)

For Messrs. Jeff Dyke and Heath R. Byrd, the restricted stock units granted in 2023 were subject to performance-based forfeiture as follows:

2023 Adjusted EPS	Percentage of Restricted Stock Unit Grant to Remain Outstanding
105% of Target Objective	100% (No forfeiture)
100% of Target Objective	71.43% (28.57% forfeiture)
75% of Target Objective	42.86% (57.14% forfeiture)
Less than 75% of Target Objective	0% (100% forfeiture)
For Adjusted EPS performance below 75% of the Adjusted EPS target objective, the restricted stock unit grants would be forfeited in their entirety. For Adjusted EPS performance from 75% to 100% of the Adjusted EPS target objective or between 100% and 105% of the Adjusted EPS target objective, the percentage of restricted stock unit grants that would remain outstanding would be determined on a pro rata basis between the two applicable objective levels.
Subject to adjustment based on achievement of designated Adjusted EPS objectives for the 2023 calendar year, the terms of the performance-based restricted stock unit awards for Messrs. David Bruton Smith, Jeff Dyke and Heath R. Byrd provide that such awards generally vest in three annual installments subject to continued service, with 25% scheduled to vest on March 31, 2024, 30% scheduled to vest on February 8, 2025 and 45% scheduled to vest on February 8, 2026.
As a result of the Company’s Adjusted EPS achievement for 2023 of 97.45% of the Adjusted EPS target objective as certified by the Compensation Committee, the performance-based restricted stock unit awards described above were subject to forfeiture in part and reduced as follows: Mr. David Bruton Smith from 70,348 to 63,314 restricted stock units; Mr. Jeff Dyke from 39,972 to 27,410 restricted stock units; and Mr. Heath R. Byrd from 31,154 to 21,363 restricted stock units.
For additional details concerning the restricted stock units and stock options granted to and held by the executive officers during the 2023 calendar year, see “—Summary Compensation Table,” “—Grants of Plan-Based Awards During 2023,” “—Outstanding Equity Awards at Fiscal 2023 Year-End” and “—Option Exercises and Stock Vested During 2023.”

Special Retention Grant for Mr. Jeff Dyke, President
The Compensation Committee previously awarded a special retention grant effective May 6, 2015 to Mr. Jeff Dyke, President of Sonic (Executive Vice President of Operations of the Company at the time of grant), in the form of 1,000,000 performance-based restricted stock units (the “Dyke Retention Units”). The Compensation Committee views Mr. Dyke as a key employee to the success of the Company and believed it to be in the best interests of the Company and its stockholders to provide him with a significant long-term incentive intended to encourage him to continue his employment with the Company. The Dyke Retention Units also were granted in consideration of Mr. Dyke’s agreement to certain restrictive covenants, including non-competition, non-solicitation and non-disclosure restrictions. In accordance with the Performance-Based Restricted Stock Unit Agreement for Retention Grant, dated May 6, 2015, between the Company and Mr. Dyke (the “Dyke Retention Unit Agreement”), vesting of the Dyke Retention Units was subject first to a performance condition tied to the Company’s achievement of at least one of two performance goals for the 2016 calendar year — a designated net income performance goal of at least $75 million or a designated revenue performance goal of at least $8.5 billion from both continuing and discontinued operations, each to be determined according to GAAP. If neither of the 2016 performance goals was achieved, then the Dyke Retention Units would not vest and would be forfeited in their entirety. If either of the 2016 performance goals was met, then the Dyke Retention Units generally would be scheduled to vest over a 15-year period in three equal installments on May 6, 2020, May 6, 2025 and May 6, 2030, respectively, subject to Mr. Dyke’s continued employment with Sonic.
As a result of the Company’s net income of more than $93.0 million and revenue performance of more than $9.7 billion for calendar year 2016 as certified by the Compensation Committee, the performance condition for the Dyke Retention Units was met and therefore the Dyke Retention Units remain outstanding and subject to vesting based on his continued service as described above. The Dyke Retention Units are subject to forfeiture to the extent unvested if Mr. Dyke’s employment with the Company terminates, except under certain circumstances, or he violates the restrictive covenants that are incorporated in the Dyke Retention Unit Agreement or in any other agreement he has with the Company. For more information about the restrictive covenants in the Dyke Retention Unit Agreement, see “—Employment Agreements and Change in Control Agreements—Performance-Based Restricted Stock Unit Agreement for Retention Grant with Mr. Jeff Dyke, President.”
If prior to May 6, 2030, Mr. Dyke’s employment is terminated by the Company without “cause” (as defined in the Dyke Retention Unit Agreement) or his employment ends due to his death or “disability” (as defined in the Dyke Retention Unit Agreement), he will vest in a pro rata portion of the Dyke Retention Units (to the extent not yet vested). In the event of a “change in control” (as defined in the Dyke Retention Unit Agreement) prior to May 6, 2030, any unvested Dyke Retention Units will become fully vested. For more information about the Dyke Retention Units in the event of Mr. Dyke’s termination of employment or a change in control, see “—Potential Payments Upon Termination or Change in Control.”

Upon vesting, the Dyke Retention Units will be settled in the form of an equivalent number of shares of the Company’s Class A Common Stock. The Dyke Retention Units are not eligible for dividend equivalents or voting rights.
Special Retention Grant for Mr. Heath R. Byrd, Executive Vice President and Chief Financial Officer
On February 9, 2022, the Compensation Committee approved a special retention grant to Mr. Heath R. Byrd, Executive Vice President and Chief Financial Officer, in the form of 75,000 restricted stock units (the “Byrd Retention Units”). The Compensation Committee views Mr. Byrd as a key employee to the success of the Company and believed it to be in the best interests of the Company and its stockholders to provide him with a significant long-term incentive intended to encourage him to continue his employment with the Company. The Byrd Retention Units also were granted in consideration of Mr. Byrd’s agreement to certain restrictive covenants, including non-competition, non-solicitation and non-disclosure restrictions. In accordance with the Restricted Stock Unit Agreement for Retention Grant, dated February 9, 2022, between the Company and Mr. Byrd (the “Byrd Retention Unit Agreement”), a five-year cliff vesting schedule generally applies to the Byrd Retention Units with full vesting to occur on February 9, 2027, subject to Mr. Byrd’s continued employment with Sonic.
The Byrd Retention Units are subject to forfeiture if Mr. Byrd’s employment with the Company terminates prior to February 9, 2027, except under certain circumstances, or he violates the restrictive covenants that are incorporated in the Byrd Retention Unit Agreement or in any other agreement he has with the Company. For more information about the restrictive covenants in the Byrd Retention Unit Agreement, see “—Employment Agreements and Change in Control Agreements—Restricted Stock Unit Agreement for Retention Grant with Mr. Heath R. Byrd, Executive Vice President and Chief Financial Officer.”
If prior to February 9, 2027, Mr. Byrd’s employment is terminated by the Company without “cause” (as defined in the Byrd Retention Unit Agreement) or his employment ends due to his death or “disability” (as defined in the Byrd Retention Unit Agreement), he will vest in a pro rata portion of the Byrd Retention Units. In the event of a “change in control” (as defined in the Byrd Retention Unit Agreement) prior to February 9, 2027, the Byrd Retention Units will become fully vested. For more information about the Byrd Retention Units in the event of Mr. Byrd’s termination of employment or a change in control, see “—Potential Payments Upon Termination or Change in Control.”
Upon vesting, the Byrd Retention Units will be settled in the form of an equivalent number of shares of the Company’s Class A Common Stock. The Byrd Retention Units are not eligible for dividend equivalents or voting rights.

Deferred Compensation Plan
The Named Executive Officers of Sonic (including the Chief Executive Officer) were also eligible to participate in the Deferred Plan during the 2023 calendar year. For 2023, executive officers could elect to defer a portion of their annual cash compensation, up to 75% of base salary and up to 100% of eligible incentive bonus amounts. Sonic does not currently make matching contributions with respect to employee deferrals, but Sonic can choose to credit eligible employees with additional contributions to make up for matching contributions the employees would have received under Sonic’s 401(k) plan but for the legal limitations on the amount of compensation that can be considered for 401(k) plan purposes (e.g., $330,000 for 2023). If Sonic makes contributions, these contributions generally vest based on an employee’s full years of Deferred Plan participation with 20% vesting for each year so that an employee is fully vested after five years of participation. Participation in the Deferred Plan is offered annually to a select group of our management or highly compensated employees. Contributions by participants in the Deferred Plan, including any participating executive officers, are credited with a rate of return (positive or negative) based on deemed investments selected by a participant from among several different investment funds with such deemed earnings determined by the actual market performance of the investment funds selected by the participant. No Named Executive Officer elected to participate in or received any Company contributions under the Deferred Plan during 2023.
Other Benefits
While our compensation philosophy includes a significant focus on performance-based compensation, the Named Executive Officers of Sonic (including the Chief Executive Officer) were also eligible in 2023 to participate in various benefit plans on similar terms to those provided to other salaried employees of Sonic, including our 401(k) plan (with matching contributions) and our health, life and disability insurance programs. These benefit plans offered to employees of Sonic, including the Named Executive Officers, are intended to provide a safety net of coverage against various events, such as illness, death, disability and retirement. Mr. Jeff Dyke and Mr. Heath R. Byrd received matching contributions under Sonic’s 401(k) plan for 2023, the amounts of which are reflected in the “All Other Compensation” column of the Summary Compensation Table for the particular Named Executive Officer.
Each of the Named Executive Officers of Sonic was also afforded the use of company demonstrator vehicles for personal use during 2023. Personal use of company vehicles is a common competitive perquisite afforded to executives in the automobile dealership industry with both publicly held and privately owned dealership companies. The imputed value for the personal use of company demonstrator vehicles during 2023 by the Named Executive Officers was as follows: $430,908 for Mr. David Bruton Smith, $51,411 for Mr. Jeff Dyke and $34,111 for Mr. Heath R. Byrd, each as reflected in the “All Other Compensation” column of the Summary Compensation Table for the particular Named Executive Officer.

Each of the Named Executive Officers of Sonic (including the Chief Executive Officer) was also offered the opportunity to participate in an executive wellness program during 2023. Mr. Jeff Dyke and Mr. Heath R. Byrd elected to participate in the program and the benefit amount attributable to such participation is reflected in the “All Other Compensation” column of the Summary Compensation Table for the particular Named Executive Officer. Each of the Named Executive Officers is covered by Company-provided group term life insurance (including accidental death and dismemberment coverage) that provides a benefit of one times earnings, up to a maximum of $750,000. Imputed income attributable to the Company-provided group term life insurance for each of the Named Executive Officers is included in the “All Other Compensation” column of the Summary Compensation Table for the particular Named Executive Officer.
Sonic also may from time to time authorize the personal use of corporate aircraft by the Named Executive Officers and their family members, subject to certain rules and limitations set forth in the corporate aircraft use policy approved by the Compensation Committee. Pursuant to this policy, the Compensation Committee has authorized up to 40 non-business flight hours annually for the Chief Executive Officer. During 2023, the Named Executive Officers used corporate aircraft for personal travel on a limited basis, the aggregate incremental cost of which to Sonic was $41,081 with respect to Mr. David Bruton Smith, $66,832 with respect to Mr. Jeff Dyke and $13,114 with respect to Mr. Heath R. Byrd. This aggregate incremental cost is reflected in the “All Other Compensation” column of the Summary Compensation Table for the particular Named Executive Officer, along with a description of how the aggregate incremental cost is calculated in a corresponding footnote.

Supplemental Executive Retirement Plan
The SERP was adopted effective as of January 1, 2010. The SERP is a nonqualified deferred compensation plan that is considered unfunded for federal tax purposes and intended for a select group of management or highly compensated employees. The Compensation Committee adopted the SERP in order to attract and retain key employees by providing a retirement benefit in addition to the benefits provided by Sonic’s tax-qualified and other nonqualified deferred compensation plans. The Compensation Committee selects the employees who will become SERP participants and designates each such employee as a Tier 1 participant, Tier 2 participant or Tier 3 participant. Mr. Jeff Dyke, President, was designated as a Tier 1 participant in the SERP effective as of January 1, 2010 (when he was Executive Vice President of Operations). Mr. Heath R. Byrd, Executive Vice President and Chief Financial Officer, originally was designated as a Tier 3 participant in the SERP effective as of May 1, 2010 (when he was Vice President and Chief Information Officer), but was redesignated as a Tier 1 participant in the SERP effective as of April 1, 2013 in connection with his promotion to Executive Vice President and Chief Financial Officer at that time. Participation in the SERP is subject to execution of a participation agreement. Mr. David Bruton Smith is not a participant in the SERP.
Subject to a specified vesting schedule, the SERP generally provides a retirement benefit in the form of an annual payment for a period of 15 years, with the annual payment based on a specified percentage of the participant’s “final average salary.” The annual payment for a Tier 1 participant is based on 50% of final average salary. The annual payment for a Tier 2 participant is based on 40% of final average salary. The annual payment for a Tier 3 participant is based on 35% of final average salary. “Final average salary” generally means the average of the participant’s highest three annual base salaries during the last five plan years prior to the participant’s separation from service with Sonic. A participant is generally eligible for the vested portion of his or her SERP benefit upon normal retirement after reaching age 65 or age 55 with at least 10 years of employment with Sonic. If a participant leaves Sonic before qualifying for normal retirement, the participant’s SERP benefit generally is reduced for early retirement (in addition to application of the vesting schedule). The vested benefit is reduced by 10% for each year the participant’s payment commencement date precedes the earliest date the participant would have been eligible for normal retirement. However, the early retirement reduction does not apply to eligible participants following a change in control of Sonic. See the discussion under “—Pension Benefits for 2023” below for further information about the SERP.

Change in Control and Severance Arrangements
Effective May 6, 2015, the Compensation Committee approved, and the Company entered into, a Change in Control Agreement with each of Mr. Jeff Dyke and Mr. Heath R. Byrd (each, a “Change in Control Agreement, and, collectively, the “Change in Control Agreements”). The Compensation Committee determined that it was in the best interests of the Company and its stockholders to take steps intended to assure that the Company will have the continued dedication of Mr. Dyke and Mr. Byrd, notwithstanding the possibility, threat or occurrence of a change in control of the Company. The Change in Control Agreements provide that if Mr. Dyke or Mr. Byrd were to incur an excise tax under Section 4999 of the Code as a result of parachute payments or benefits to be provided in connection with a change in control of the Company, the Company will pay him a “gross-up” amount sufficient to put him in the same after-tax position in which he would have been had he not incurred any excise tax liability under Section 4999 of the Code. The Compensation Committee believes, in its judgment, that it is imperative to take efforts to diminish the inevitable distraction to Mr. Dyke and Mr. Byrd that would be created by a pending or threatened change in control by mitigating the personal tax consequences he may face in such circumstance, and to encourage his full attention and dedication to the Company currently and in the event of any pending or threatened change in control.
We do not have a formal severance plan. However, the Employment Agreement (as hereinafter defined) with Mr. Byrd provides for the payment of severance in the event of a termination of his employment by the Company other than for “cause” (as defined in the Employment Agreement). In addition, the 2012 Stock Incentive Plan and related equity award agreements, including those of our Named Executive Officers, provide for certain accelerated vesting in the event of death, disability, termination without cause or in certain circumstances involving a change in control. The SERP also provides for full vesting in the event of a change in control as well as a lump sum payment if a participant separates from service with the Company within 24 months following a change in control.
For more information about potential payments in connection with a termination of employment and change in control, see “—Employment Agreements and Change in Control Agreements—Change in Control Agreements with Mr. Jeff Dyke and Mr. Heath R. Byrd” and “—Potential Payments Upon Termination or Change in Control.”
Clawback Policy
In 2023, the Board adopted a Clawback Policy that provides for the recovery of certain executive compensation in the event the Company is required to restate its previously issued financial statements. The 2012 Stock Incentive Plan provides that all awards granted under such Plan are subject to the terms and conditions of any policy regarding clawbacks, forfeitures or recoupments adopted by the Company from time to time, and that by acceptance of any award, a recipient agrees to repay to the Company any amount that may be required to be repaid under any such policy.

Anti-Hedging and Stock Ownership Guidelines
For information about our stock ownership guidelines and anti-hedging policies, see “—No Hedging or Short Selling” and “—Chief Executive Officer Stock Ownership Guidelines.”
Federal Income Tax and Accounting Considerations

We consider tax and accounting implications associated with various forms of compensation when designing our compensation programs. As noted above, the compensation paid to Sonic’s Named Executive Officers is based primarily on the performance of Sonic. The Compensation Committee considers the potential effect of Section 162(m) of the Code in designing our executive compensation program, along with other factors in the context of our overall approach to executive compensation. Section 162(m) of the Code generally limits Sonic’s annual federal income tax deduction for compensation paid to certain covered employees to $1.0 million with respect to each such covered employee (generally, the Chief Executive Officer and certain other executive officers and, beginning in 2018, certain former executive officers).
Prior to the enactment of the Tax Act, compensation meeting the various technical requirements for “performance-based” compensation under Section 162(m) of the Code was excluded from the $1.0 million deduction limit. Before the Tax Act, executive officer compensation attributable to stock options and awards of performance-based restricted stock and restricted stock units granted under the 2012 Stock Incentive Plan (and previously the Sonic Automotive, Inc. 2004 Stock Incentive Plan), and annual cash bonuses paid under the Incentive Compensation Plan generally had been intended to meet the requirements for deductible performance-based compensation, although there is no guarantee that such compensation intended to be deductible under Section 162(m) of the Code will ultimately be determined as such by the IRS. In addition, the Company always reserved the right to pay compensation that did not qualify as “performance-based” from time to time in order to reward Sonic’s executive officers appropriately in the Compensation Committee’s judgment, even if it resulted in certain compensation that would not be deductible under Section 162(m) of the Code.

For taxable years beginning after December 31, 2017, the Tax Act repealed the performance-based compensation exception to the deduction limitations under Section 162(m) of the Code and the $1.0 million deduction limit now applies to an expanded group of individuals, including anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year and the three other most highly compensated executive officers (with such status as a “covered employee” for purposes of the Section 162(m) deduction limit continuing even after no longer meeting the criteria and after leaving employment with the Company). The new rules generally apply to taxable years beginning after December 31, 2017, but transition relief may apply to compensation paid pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date and that otherwise would have qualified as performance-based compensation under Section 162(m) of the Code prior to the changes made by the Tax Act. For taxable years beginning after December 31, 2026, the scope of “covered employees” will be further expanded to also include the Company’s next five highest compensated employees in that year, regardless of whether they are officers.
Tax consequences continue to be a consideration for the executive compensation program. The Compensation Committee also intends to continue to approach executive compensation in a manner intended to attract, retain, motivate and reward the executive talent who are key to our success. Accordingly, the Compensation Committee will evaluate performance and compensate Sonic’s executive officers as it deems appropriate in the Compensation Committee’s judgment, even if it may result in compensation that may not be deductible under Section 162(m) of the Code or may not have the most favorable accounting treatment. The Compensation Committee believes that the discretion and flexibility to award such compensation serves the best interests of Sonic and its stockholders by allowing the Compensation Committee to compensate executive officers appropriately in its discretion as circumstances warrant and in furtherance of its compensation philosophy and objectives.
Regardless of Sonic’s intent, there is no guarantee that incentive bonuses or awards, equity-based compensation or other compensation intended to be deductible under Section 162(m) of the Code will ultimately be determined as such by the IRS. In addition, changes in applicable tax laws and regulations, and interpretations of such laws and regulations, as well as other factors beyond Sonic’s control may affect the deductibility of executive compensation.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Sonic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and this Proxy Statement.
R. Eugene Taylor, Chair
William I. Belk
Keri A. Kaiser

Summary Compensation Table
The following table sets forth compensation paid by or on behalf of Sonic to the Named Executive Officers for services rendered during Sonic’s fiscal years ended December 31, 2021, 2022 and 2023:

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)		All Other Compensation ($)		Total ($)
David Bruton Smith	2023	$1,336,366	$—	$4,061,894		$—	$1,636,346	$—		$473,249	(3)	$7,507,855
Chairman and	2022	$1,336,366	$—	$3,743,432		$—	$2,233,139	$—		$327,445	(3)	$7,640,382
Chief Executive Officer	2021	$1,113,638	$222,728	$3,062,716		$—	$1,948,867	$—		$163,294	(3)	$6,511,243
Jeff Dyke	2023	$1,193,230	$—	$2,307,983		$—	$1,461,080	$424,254		$144,890	(4)	$5,531,437
President	2022	$1,193,230	$—	$2,127,032		$—	$1,993,951	$—	(5)	$83,288	(4)	$5,397,501
	2021	$994,358	$198,872	$1,740,253		$—	$1,740,127	$—	(6)	$106,444	(4)	$4,780,054
Heath R. Byrd	2023	$930,001	$—	$1,798,832		$—	$1,138,761	$330,653		$93,474	(7)	$4,291,721
Executive Vice President	2022	$930,001	$—	$5,388,334	(8)	$—	$1,554,081	$—	(9)	$79,886	(7)	$7,952,302
and Chief Financial Officer	2021	$775,001	$155,000	$1,356,341		$—	$1,356,250	$141,306		$104,759	(7)	$3,888,657

(1)    Stock Awards are valued based on the grant date fair value as calculated under the provisions of “Stock Compensation” in the ASC. See Note 10 to Sonic’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for the valuation assumptions used in determining the fair value of the awards. Stock Awards are scheduled to vest in various increments over a three-year period from the date of grant, with the exception of the stock award to Mr. Heath R. Byrd described in Footnote 8 below which is scheduled to vest after a five-year period.
(2)    The amount shown for 2023 represents the change in the actuarial present value of accumulated benefits under the SERP from December 31, 2022 to December 31, 2023. The amount shown for 2021 represents the change in the actuarial present value of accumulated benefits under the SERP from December 31, 2020 to December 31, 2021. The amounts shown for Mr. Jeff Dyke and Mr. Heath R. Byrd reflect that each has already reached the earliest age at which unreduced benefits would be payable. Both Mr. Dyke and Mr. Byrd are fully vested in their respective SERP benefits. See “—Pension Benefits for 2023” for further information about the SERP, including the assumptions used for these calculations.

(3)    The amount shown for Mr. David Bruton Smith includes the imputed value of demonstrator vehicles provided by the Company. The imputed value of the demonstrator vehicles was $430,908, $287,222 and $88,359 in 2023, 2022 and 2021, respectively. The value assigned to the demonstrator vehicles was calculated under rules established by the IRS. The aggregate incremental cost of the demonstrator vehicles to the Company is not calculable because those vehicles are provided to the executive by its dealership subsidiaries. The amount shown for Mr. David Bruton Smith also includes $41,081, $38,963 and $73,676 for personal use of the Company’s aircraft in 2023, 2022 and 2021, respectively. The amount reported for personal use of the Company’s aircraft by Mr. David Bruton Smith is calculated by reference to the aggregate incremental cost to the Company and based on the actual cost of fuel, landing fees, pilot meal and lodging expenses, aircraft cleaning, on-board catering and other similar variable costs. Fixed costs that do not change based on usage, such as pilot salaries, home hanger expenses and general taxes and insurance, are excluded from the aggregate incremental cost calculation. If the aircraft flies empty before picking up or dropping off a passenger flying for personal reasons, this segment is included in the aggregate incremental cost of the personal use. When the aircraft is already flying to a destination for business purposes, costs associated with the additional passenger are negligible and are not included in determining the aggregate incremental cost to the Company. The amount shown for Mr. David Bruton Smith also includes imputed income attributable to group term life insurance under the Company’s group life insurance plan.
(4)    The amount shown for Mr. Jeff Dyke includes the imputed value of demonstrator vehicles provided by the Company. The imputed value of the demonstrator vehicles was $51,411, $47,614 and $39,179 in 2023, 2022 and 2021, respectively. The value assigned to the demonstrator vehicles was calculated under rules established by the IRS. The aggregate incremental cost of the demonstrator vehicles to the Company is not calculable because those vehicles are provided to the executive by its dealership subsidiaries. The amount shown for Mr. Jeff Dyke also includes $66,832, $8,866 and $35,740 for personal use of the Company’s aircraft in 2023, 2022 and 2021, respectively, calculated as described above in Footnote 3, and imputed income attributable to group term life insurance under the Company’s group life insurance plan. The amount shown for Mr. Jeff Dyke also includes Company contributions for the executive wellness program of $16,434, $17,096 and $23,793 in 2023, 2022 and 2021, respectively, and Company matching contributions under the 401(k) plan of $6,600, $6,100 and $5,800 in 2023, 2022 and 2021, respectively.
(5)    Mr. Dyke experienced a decrease of $399,519 in the actuarial present value of his accumulated benefits under the SERP from December 31, 2021 to December 31, 2022 due to an increase in the discount rate used in the assumptions for computing the actuarial present value of the accumulated pension benefits from 2.60% for 2021 to 4.93% for 2022.
(6)    Mr. Dyke experienced a decrease of $9,735 in the actuarial present value of his accumulated benefits under the SERP from December 31, 2020 to December 31, 2021 due to an increase in the discount rate used in the assumptions for computing the actuarial present value of the accumulated pension benefits from 2.25% for 2020 to 2.60% for 2021.
(7)     The amount shown for Mr. Heath R. Byrd includes the imputed value of demonstrator vehicles provided by the Company. The imputed value of the demonstrator vehicles was $34,111, $40,330 and $47,021 in 2023, 2022 and 2021, respectively. The value assigned to the demonstrator vehicles was calculated under rules established by the IRS. The aggregate incremental cost of the demonstrator vehicles to the Company is not calculable because those vehicles are provided to the executive by its dealership subsidiaries. The amount shown for Mr. Heath R. Byrd also includes $13,114, $4,347 and $22,668 for personal use of the Company’s aircraft in 2023, 2022 and 2021, respectively, calculated as described above in Footnote 3, and imputed income attributable to group term life insurance under the Company’s group life insurance plan. The amount shown for Mr. Heath R. Byrd also includes Company contributions for the executive wellness program of $36,037, $25,497 and $25,658 in 2023, 2022 and 2021, respectively, and Company matching contributions under the 401(k) plan of $6,600, $6,100 and $5,800 in 2023, 2022 and 2021, respectively.

(8)     This value includes a special retention grant of 75,000 restricted stock units made on February 9, 2022. These restricted stock units generally are subject to a five-year cliff vesting schedule, with full vesting scheduled to occur on February 9, 2027, subject to continued employment. Mr. Byrd received this special retention grant in order to provide him with a significant long-term incentive to continue his employment with the Company and in consideration of Mr. Byrd’s agreement to certain restrictive covenants. The grant date fair value of this special retention grant was inadvertently not included for fiscal year 2022 in the “Stock Awards” column of the Summary Compensation Table in last year’s Proxy Statement, although it was reflected in the table under “Grants of Plan-Based Awards During 2022.” For more information, see “—Compensation Discussion and Analysis—Long-Term Equity Compensation—Special Retention Grant for Mr. Heath R. Byrd, Executive Vice President and Chief Financial Officer.”
(9)     Mr. Byrd experienced a decrease of $363,369 in the actuarial present value of his accumulated benefits under the SERP from December 31, 2021 to December 31, 2022 due to an increase in the discount rate used in the assumptions for computing the actuarial present value of the accumulated pension benefits from 2.60% for 2021 to 4.93% for 2022.
Grants of Plan-Based Awards During 2023
The following table sets forth information regarding all grants of awards made to the Named Executive Officers during 2023 under any plan:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (1)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Interim ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David Bruton Smith	2/8/2023 (3)	$735,001	$1,336,366	$1,536,821	$4,343,190	—	—	—	—	$—
	2/8/2023 (4)	$—	$—	$—	$—	57,559	63,953	70,348	—	$4,061,894	(5)
Jeff Dyke	2/8/2023 (3)	$656,277	$1,193,230	$1,372,215	$3,877,998	—	—	—	—	$—
	2/8/2023 (4)	$—	$—	$—	$—	17,132	28,552	39,972	—	$2,307,983	(5)
Heath R. Byrd	2/8/2023 (3)	$511,501	$930,001	$1,069,501	$3,022,503	—	—	—	—	$—
	2/8/2023 (4)	$—	$—	$—	$—	13,353	22,253	31,154	—	$1,798,832	(5)

(1)    Amounts earned for 2023 are set forth in the Summary Compensation Table.
(2)    Based on the Compensation Committee’s final certification of the applicable performance condition for these awards granted on February 8, 2023, the number of restricted stock units under these awards were adjusted to the following amounts: Mr. David Bruton Smith from 70,348 to 63,314; Mr. Jeff Dyke from 39,972 to 27,410; and Mr. Heath R. Byrd from 31,154 to 21,363.
(3)    For a description of these non-equity incentive awards, see “—Compensation Discussion and Analysis—Annual Cash Compensation—Performance-Based Cash Bonus for 2023.”
(4)    Grants issued pursuant to the 2012 Stock Incentive Plan. Following final certification of the applicable performance condition for these awards, the adjusted awards for Messrs. David Bruton Smith, Jeff Dyke and Heath R. Byrd vest in annual installments over a three-year period, generally subject to continued service, with 25% scheduled to vest on March 31, 2024, 30% scheduled to vest on February 8, 2025 and 45% scheduled to vest on February 8, 2026.

(5)    Stock awards are valued based on the grant date fair value as calculated under the provisions of “Stock Compensation” in the ASC.
For a description of certain additional terms of the compensation and grants disclosed in the table above, see “—Compensation Discussion and Analysis.”
Employment Agreements and Change in Control Agreements
Employment Agreement with Mr. Heath R. Byrd, Executive Vice President and Chief Financial Officer
The Company has an employment agreement with Mr. Heath R. Byrd (the “Employment Agreement”). The Employment Agreement sets forth the basic terms of employment for Mr. Byrd, including provisions for annual base salary, annual performance-based cash bonus and eligibility to participate in Sonic’s equity compensation plans and benefit programs. In addition, it provides for severance under certain circumstances. It also contains a restrictive covenant that prohibits the disclosure or use in an unauthorized manner of any of Sonic’s confidential or proprietary information. For a description of certain additional terms of the Employment Agreement, see “—Potential Payments Upon Termination or Change in Control.”
Performance-Based Restricted Stock Unit Agreement for Retention Grant with Mr. Jeff Dyke, President
Effective May 6, 2015, the Compensation Committee approved a special retention grant of the Dyke Retention Units to Mr. Jeff Dyke, President of Sonic (Executive Vice President of Operations of the Company at the time of grant). The Compensation Committee views Mr. Dyke as a key employee to the success of the Company and believed it to be in the best interests of the Company and its stockholders to provide him with a significant long-term incentive intended to encourage him to continue his employment with the Company. The Dyke Retention Units were granted pursuant to the Dyke Retention Unit Agreement, dated May 6, 2015, between the Company and Mr. Dyke. The Dyke Retention Unit Agreement includes restrictive covenants such as (i) a non-competition restriction for two years following termination of employment in the event that Mr. Dyke is terminated for “cause” (as defined in the Dyke Retention Unit Agreement) or he resigns his employment with the Company, (ii) a non-solicitation restriction for two years following Mr. Dyke’s termination of employment for any reason and (iii) prohibitions on the disclosure or use in an unauthorized manner of any of the Company’s confidential or proprietary information. The Dyke Retention Unit Agreement includes forfeiture and recoupment provisions that would apply in the event the restricted covenants are violated. For more information about the Dyke Retention Units and the terms of the Dyke Retention Unit Agreement, see “—Compensation Discussion and Analysis—Long-Term Equity Compensation—Special Retention Grant for Mr. Jeff Dyke, President” and “—Potential Payments Upon Termination or Change in Control.”

Restricted Stock Unit Agreement for Retention Grant with Mr. Heath R. Byrd, Executive Vice President and Chief Financial Officer

Effective February 9, 2022, the Compensation Committee approved a special retention grant of the Byrd Retention Units to Mr. Heath R. Byrd, Executive Vice President and Chief Financial Officer of Sonic. The Compensation Committee views Mr. Byrd as a key employee to the success of the Company and believed it to be in the best interests of the Company and its stockholders to provide him with a significant long-term incentive intended to encourage him to continue his employment with the Company. The Byrd Retention Units were granted pursuant to the Byrd Retention Unit Agreement, dated February 9, 2022, between the Company and Mr. Byrd. The Byrd Retention Unit Agreement includes restrictive covenants such as (i) a non-competition restriction for two years following termination of employment in the event that Mr. Byrd is terminated for “cause” (as defined in the Byrd Retention Unit Agreement) or he resigns his employment with the Company, (ii) a non-solicitation restriction for two years following Mr. Byrd’s termination of employment for any reason and (iii) prohibitions on the disclosure or use in an unauthorized manner of any of the Company’s confidential or proprietary information. The Byrd Retention Unit Agreement includes forfeiture and recoupment provisions that would apply in the event the restricted covenants are violated. For more information about the Byrd Retention Units and the terms of the Byrd Retention Unit Agreement, see “—Compensation Discussion and Analysis—Long-Term Equity Compensation—Special Retention Grant for Mr. Heath R. Byrd, Executive Vice President and Chief Financial Officer” and “—Potential Payments Upon Termination or Change in Control.”
Change in Control Agreements with Mr. Jeff Dyke and Mr. Heath R. Byrd
Effective May 6, 2015, the Compensation Committee approved, and the Company entered into, a Change in Control Agreement with each of Mr. Jeff Dyke and Mr. Heath R. Byrd to provide them with protection against excise taxes they could face in connection with a change in control of the Company. Section 280G of the Code denies a tax deduction with respect to excess parachute payments to certain executives of companies that experience a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the recipient of the excess parachute payment. Parachute payments are compensation that is contingent in whole or in part upon a change in control and include, for example, bonuses, severance pay, accelerated vesting of equity-based compensation, accelerated vesting of deferred compensation and certain fringe benefits. Excess parachute payments are parachute payments that exceed a specific threshold under Section 280G of the Code, with the threshold determined based on the executive’s average compensation for the prior five years.

Under the Change in Control Agreements, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Mr. Dyke and Mr. Byrd in connection with a change in control of the Company constitute excess parachute payments under Section 280G of the Code that will be subject to the 20% excise tax or any related interest or penalties, then the Company will pay to each of Mr. Dyke and Mr. Byrd an additional “gross-up” amount equal to the excise tax, plus any related interest and penalties, plus the amount necessary to put him in the same after-tax position (taking into account all applicable federal, state and local income, employment and excise taxes) in which he would have been if he had not been subject to the excise tax.
We provide this protection to Mr. Dyke and Mr. Byrd in an effort to diminish the inevitable distraction to Mr. Dyke and Mr. Byrd that would be created by a pending or threatened change in control by mitigating the personal tax consequences they may face in such circumstance, and to encourage their full attention and dedication to the Company currently and in the event of any pending or threatened change in control. For more information about potential payments under the Change in Control Agreements, see “—Potential Payments Upon Termination or Change in Control.”
Outstanding Equity Awards at Fiscal 2023 Year-End
The following table sets forth information regarding option and stock awards held by the Named Executive Officers as of December 31, 2023:

		Option Awards (1)					Stock Awards (1)
Name	Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($))(2)
David Bruton Smith	4/10/2020	152,401	(3)	—	$16.76	4/10/2030	—		$—	—		$—
	2/10/2021	—		—	$—	—	30,999	(4)	$1,742,454	—		$—
	2/9/2022	—		—	$—	—	55,626	(5)	$3,126,737	—		$—
	2/8/2023	—		—	$—	—	—		$—	70,348	(6)	$3,954,261
Jeff Dyke	5/6/2015	—		—	$—	__	666,666	(7)	$37,473,296	—		$—
	2/10/2021	—		—	$—	—	17,614	(4)	$990,083	—		$—
	2/9/2022	—		—	$—	—	30,607	(5)	$1,720,419	—		$—
	2/8/2023	—		—	$—	—	—		$—	39,972	(6)	$2,246,826
Heath R. Byrd	2/10/2021	—		—	$—	—	13,728	(4)	$771,651	—		$—
	2/9/2022	—		—	$—	—	23,855	(5)	$1,340,890	—		$—
	2/9/2022	—		—	$—	—	75,000	(8)	$4,215,750	—		$—
	2/8/2023	—		—	$—	—	—		$—	31,154	(6)	$1,751,166

(1)    All Option Awards and Stock Awards referenced in this table were granted under the 2012 Stock Incentive Plan.

(2)    Market value based on the December 29, 2023 closing price of our Class A Common Stock of $56.21 per share.
(3)    These stock options vested on April 10, 2023.
(4)    These remaining non-vested restricted stock units granted on February 10, 2021 became vested on February 10, 2024.
(5)    With respect to these remaining non-vested restricted stock units granted on February 9, 2022, (i) a portion of the units vested as follows on February 9, 2024: Mr. David Bruton Smith, 22,250 units; Mr. Jeff Dyke, 12,243 units; and Mr. Heath R. Byrd, 9,542 units; and (ii) the remaining non-vested restricted stock units will vest on February 9, 2025, generally subject to continued service.
(6)    Based on the Compensation Committee’s final certification of the applicable performance condition for these awards, these unearned, non-vested equity incentive plan restricted stock units granted on February 8, 2023 to Messrs. David Bruton Smith, Jeff Dyke and Heath R. Byrd were adjusted to the following amounts: Mr. David Bruton Smith from 70,348 to 63,314; Mr. Jeff Dyke from 39,972 to 27,410; and Mr. Heath R. Byrd from 31,154 to 21,363. The adjusted awards for Messrs. David Bruton Smith, Jeff Dyke and Heath R. Byrd are scheduled to vest with respect to 25% on March 31, 2024, 30% on February 8, 2025 and 45% on February 8, 2026, generally subject to continued service.
(7)    These remaining non-vested restricted stock units granted to Mr. Dyke on May 6, 2015 are scheduled to vest with respect to 333,333 units on May 6, 2025 and 333,333 units on May 6, 2030, generally subject to continued service.
(8)    These restricted stock units granted to Mr. Heath R. Byrd on February 9, 2022 are scheduled to fully vest on February 9, 2027, generally subject to continued service.
Option Exercises and Stock Vested During 2023
The following table sets forth information concerning each exercise of stock options and each vesting of restricted stock and restricted stock units during 2023 for each of the Named Executive Officers on an aggregated basis:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
David Bruton Smith	—	$—	39,207	(3)	$2,214,826	(3)
Jeff Dyke	173,192	$6,462,633	21,945	(4)	$1,240,403	(4)
Heath R. Byrd	67,493	$2,514,889	17,104	(5)	$966,772	(5)

(1)    Represents aggregate dollar value realized upon exercise of stock options based on the actual average stock price of our Class A Common Stock at the times when the stock options were exercised on the relevant exercise date.
(2)    Represents aggregate dollar value realized upon vesting of restricted stock units based on the closing price of our Class A Common Stock on the relevant vesting date.

(3)    For Mr. David Bruton Smith, the number of shares acquired on vesting and the value realized on vesting are based on vesting of restricted stock units as follows:

Date of Award	Vesting Date	Number of Shares Acquired On Vesting (#)	Market Price at Vesting ($)	Value Realized on Vesting ($)
2/10/2021	2/10/2023	20,666	$58.42	$1,207,308
2/9/2022	3/31/2023	18,541	$54.34	$1,007,518
(4)    For Mr. Jeff Dyke, the number of shares acquired on vesting and the value realized on vesting are based on vesting of restricted stock units as follows:

Date of Award	Vesting Date	Number of Shares Acquired On Vesting (#)	Market Price at Vesting ($)	Value Realized on Vesting ($)
2/10/2021	2/10/2023	11,743	$58.42	$686,026
2/9/2022	3/31/2023	10,202	$54.34	$554,377

(5)    For Mr. Heath R. Byrd, the number of shares acquired on vesting and the value realized on vesting are based on vesting of restricted stock units as follows:

Date of Award	Vesting Date	Number of Shares Acquired On Vesting (#)	Market Price at Vesting ($)	Value Realized on Vesting ($)
2/10/2021	2/10/2023	9,152	$58.42	$534,660
2/9/2022	3/31/2023	7,952	$54.34	$432,112

Pension Benefits for 2023
The following table sets forth information regarding pension benefits for the Named Executive Officers as of December 31, 2023:

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)		Payments During Last Fiscal Year ($)
David Bruton Smith(3)	N/A	—	$—		$—
Jeff Dyke	SERP	N/A	$6,227,638	(4)	$—
Heath R. Byrd	SERP	N/A	$4,853,805	(4)	$—

(1)    Benefits under the SERP are based on a percentage of “final average salary” and the percentage does not increase based on years of credited service. Vesting under the SERP is based on years of participation in the SERP. Mr. Jeff Dyke has 14 years of participation in the SERP, and Mr. Heath R. Byrd has 13 ⅔ years of participation in the SERP. Normal retirement under the SERP is age 65 or age 55 with at least 10 years of service with Sonic. Vested benefits are reduced for early retirement. As of December 31, 2023, Mr. Dyke had 18 ¼ years of service with Sonic and Mr. Byrd had 16 ⅙ years of service with Sonic. Neither Mr. Dyke nor Mr. Byrd are subject to reduction in their vested benefits for early retirement.
(2)    The accumulated benefit is based on salary considered by the SERP for the period through December 31, 2023. The present value of the accumulated benefit for Messrs. Dyke and Byrd reflects that each has already reached the earliest age at which unreduced benefits would be payable and assumes that the benefit will be payable in the form of an annual payment for 15 years. Other assumptions used to determine the present value of the accumulated benefit for each of Messrs. Dyke and Byrd are described in the summary below.
(3)    Mr. David Bruton Smith is not a participant in the SERP.
(4)    Both Mr. Dyke and Mr. Byrd are fully vested in their respective SERP benefits. The SERP’s early retirement reduction provisions no longer apply to either Mr. Dyke’s or Mr. Byrd’s benefits since they both have satisfied the applicable age and service requirements for normal retirement. Actual benefits will be determined at termination of employment based on actual salary, years of SERP participation and years of service with Sonic.
On December 7, 2009, the Compensation Committee adopted the SERP to be effective as of January 1, 2010. In connection with the adoption of the SERP, the Compensation Committee authorized the establishment of an irrevocable grantor trust known as a “rabbi trust” for the purpose of accumulating assets from which SERP liabilities may be paid. The following is a brief description of certain material terms of the SERP.
The SERP is a nonqualified deferred compensation plan that is considered unfunded for federal tax purposes and intended for a select group of management or highly compensated employees. The SERP is subject to Section 409A of the Code. The purpose of the SERP is to attract and retain key employees by providing a retirement benefit in addition to the benefits provided by Sonic’s tax-qualified and other nonqualified deferred compensation plans. The Compensation Committee selects the employees who will become SERP participants and designates each such employee as a Tier 1 participant, Tier 2 participant or Tier 3 participant.
Mr. Jeff Dyke, President, was designated as a Tier 1 participant in the SERP effective as of January 1, 2010 (when he was Executive Vice President of Operations), subject to execution of a participation agreement. Mr. Heath R. Byrd, Executive Vice President and Chief Financial Officer, originally was designated as a Tier 3 participant in the SERP effective as of May 1, 2010 (when he was Vice President and Chief Information Officer), subject to execution of a participation agreement, but was redesignated as a Tier 1 participant in the SERP effective as of April 1, 2013 in connection with his promotion to Executive Vice President and Chief Financial Officer at that time.

Subject to the vesting schedule described below, the SERP generally provides a retirement benefit in the form of an annual payment for a period of 15 years, with the annual payment based on a specified percentage of the participant’s “final average salary.” The annual payment for a Tier 1 participant is based on 50% of final average salary. The annual payment for a Tier 2 participant is based on 40% of final average salary. The annual payment for a Tier 3 participant is based on 35% of final average salary. “Final average salary” generally means the average of the participant’s highest three annual base salaries during the last five plan years prior to the participant’s separation from service with Sonic. A participant is generally eligible for the vested portion of his or her SERP benefit upon normal retirement after reaching age 65 or age 55 with at least 10 years of employment with Sonic.
Amounts reported in the Pension Benefits Table above as the actuarial present value of accumulated benefit under the SERP are calculated assuming that the benefit is in the form of an annual payment for 15 years. The amount reported for Mr. Dyke reflects that he has reached the earliest age at which unreduced benefits would be payable, and the amount for Mr. Byrd reflects that he has reached the earliest age at which unreduced benefits would be payable, which is age 55 for both Messrs. Dyke and Byrd. The present value of accumulated benefit is calculated using the discount rate assumption that Sonic also uses for its financial statement disclosures regarding SERP benefits, which at December 31, 2023 was 4.76%. Messrs. Dyke’s and Byrd’s actual years of participation in the SERP and actual years of service with Sonic are indicated in Footnote 1 to the Pension Benefits Table above. No additional years of service have been credited to the Named Executive Officers under the SERP.
As noted above, participants are subject to a vesting schedule for their SERP benefits based on their “Years of Plan Service” (i.e., a 365-day period of employment beginning on the effective date of SERP participation and each anniversary thereof). Unless otherwise specified by the Compensation Committee, participants vest in their SERP benefits as follows:

Years of Plan Service	Percent Vested
Less than 1	0%
At least 1 but less than 2	20%
At least 2 but less than 3	40%
At least 3 but less than 4	60%
At least 4 but less than 5	80%
5 or more	100%
Participants also become 100% vested if they die or become “disabled” (as defined in the SERP) while employed with Sonic, or if a “change in control” (as defined in the SERP) occurs while employed with Sonic.

If a participant leaves Sonic before qualifying for normal retirement, the participant’s SERP benefit generally is reduced for early retirement (in addition to application of the vesting schedule). The vested benefit is reduced by 10% for each year the participant’s payment commencement date precedes the earliest date the participant would have been eligible for normal retirement. As amended in February 2015, the SERP provides that the early retirement reduction does not apply to participants who were employees of Sonic immediately prior to a change in control, regardless of whether or not such participants remain employees upon or following the change in control.
A participant earns his or her SERP benefit over a period from the later of age 45 or the participant’s effective date of SERP participation, to the later of the participant’s normal retirement date or the date he or she becomes 100% vested in his or her SERP benefit.
If a participant terminates employment with Sonic within two years after a change in control, the participant will receive the vested portion of his or her normal retirement benefit or reduced early retirement benefit, as applicable, in a lump sum payment based on the present value of his or her unpaid, vested accrued benefit.
Generally, benefit payments begin the first of the month following the month in which normal or early retirement occurs. If the participant is a “specified employee” under Section 409A of the Code, the first payment following normal or early retirement generally must be postponed for six months following termination. Subsequent annual payments will be made on the anniversary of the date the initial installment otherwise would have been made.
If a participant dies during the 15-year payment period and leaves a surviving spouse, payments continue to the surviving spouse. If a participant dies before terminating employment with Sonic, the lump sum value of his or her accrued benefit (calculated as if the date of death were the date of normal retirement) will be paid to his or her designated beneficiary. If a participant becomes disabled while employed with Sonic, the participant will be entitled to a regular SERP benefit payable for 15 years (calculated as if the date of disability were the date of normal retirement).

If a participant is terminated for “cause” (as defined in the SERP) or it is discovered after termination that the participant could have been terminated for certain reasons constituting “cause,” the participant will forfeit all benefits under the SERP, including any remaining unpaid benefits if already in pay status. Under the SERP, reasons constituting “cause” include material breach of the participant’s obligations in any employment agreement that is not timely remedied, the participant’s breach of any applicable restrictive covenants, conviction of a felony, actions involving moral turpitude, willful failure to comply with reasonable and lawful directives of the Board of Directors or the participant’s superiors, chronic absenteeism, willful or material misconduct, illegal use of controlled substances and, if applicable, the final and non-appealable determination by a court of competent jurisdiction that the participant willfully and knowingly filed a fraudulent certification under Section 302 of the Sarbanes-Oxley Act of 2002.
In addition, the SERP provides that benefits are forfeited if a participant fails to comply with certain restrictive covenants related to Sonic and its business, including any remaining unpaid benefits if already in pay status. Subject to limited exceptions, these restrictive covenants generally prohibit (i) disclosing or using in any unauthorized manner any of Sonic’s confidential or proprietary information, (ii) employing or soliciting employees of Sonic or its affiliates or subsidiaries, (iii) interfering with Sonic’s relationships with its vendors, (iv) competing with Sonic within any Standard Metropolitan Statistical Area (determined as described in the SERP) or county in which Sonic or any of its subsidiaries has a place of business and (v) disparaging Sonic or its subsidiaries, affiliates, officers, directors, business or products. These restrictive covenants generally apply while a participant in the SERP and, if later, during the two-year period following separation from service with Sonic (except that the confidentiality and non-disparagement restrictions do not expire).
In the case of either termination for “cause” or failure to comply with the restrictive covenants, the SERP also provides that the participant must repay Sonic all benefit amounts previously received.
If a rabbi trust exists when a change in control of Sonic occurs, the SERP requires that Sonic contribute, at the time of the change in control and then on each anniversary thereof, cash or liquid securities sufficient so that the value of assets in the rabbi trust at least equals the total value of all accrued benefits under the SERP. The assets of the rabbi trust are available to satisfy claims of the general creditors of Sonic in the event of its insolvency. Participants are unsecured general creditors of Sonic with respect to their SERP benefits and do not have an ownership interest in rabbi trust assets or in any other specific assets of Sonic with respect to such benefits.

CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K, we have prepared a comparison of the annual total compensation of Mr. David Bruton Smith, our Chief Executive Officer, for fiscal 2023 to the median of the annual total compensation of all other Company employees for the same period.
For fiscal 2023, the total compensation for Mr. David Bruton Smith, our Chief Executive Officer, was $7,507,855 as reported in the Summary Compensation Table on page 62 of this Proxy Statement.
We identified the median employee for this review by examining the 2023 annual total compensation of all employees, excluding our Chief Executive Officer, who were employed by us on December 31, 2023 since it allowed us to make the identification in a reasonably efficient manner. We included all employees, whether employed on a full-time, part-time or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to annual total compensation, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2023. For this purpose and using reasonable estimates, the calculation of annual total compensation of all employees, excluding our Chief Executive Officer, was determined by using the wages and compensation reported in Box 1 of Form W-2 for 2023. We selected W-2 compensation as our compensation measure because it is readily available in our existing payroll system, it is determined on a consistent basis for each employee, and we believe it is a reasonable proxy for annual total compensation for purposes of determining the median employee.
Following our review, we have determined that for 2023, the median of the annual total compensation of all employees of the Company (other than our Chief Executive Officer) was $65,668.
Based on this information, for 2023, the ratio of the annual total compensation of Mr. David Bruton Smith, our Chief Executive Officer, to the median of the annual total compensation of all other employees was 114.3 to 1.0. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules and methods for disclosure. Due to estimates and assumptions as well as adjustments and statistical sampling permitted under the SEC rules, pay ratio disclosures may involve a degree of imprecision and our approach may not be consistent with the methodologies used by other companies.

Potential Payments Upon Termination or Change in Control
The Named Executive Officers would receive certain payments and/or benefits upon termination from Sonic that would vary in amount depending on the reason for termination of employment. The Named Executive Officers also would receive certain payments and/or benefits in connection with a change in control of Sonic (including a termination of employment due to a change in control). The information below generally describes these payments and benefits. Payments and benefits under other plans and arrangements that are generally available to Sonic’s salaried employees on similar terms are not described.
Payments Upon Termination
Based on the compensation arrangements described in the “Compensation Discussion and Analysis” section of this Proxy Statement and the terms of the 2012 Stock Incentive Plan, the estimated present value of the salary, bonus and accelerated vesting of outstanding option and other stock awards the Named Executive Officers could have received upon termination by the Company without cause as of December 31, 2023 are as follows:

Name	Salary and Bonus ($)		Value of Accelerated Option Awards ($)	Value of Accelerated Stock Awards ($)(1)(2)
David Bruton Smith	$—		$—	$8,823,452
Jeff Dyke	$—		$—	$18,385,279
Heath R. Byrd	$465,000	(3)	$—	$5,409,482

(1)    Represents the value of restricted stock units that would have been subject to accelerated vesting upon termination without cause based on the closing price of Sonic’s Class A Common Stock on December 29, 2023 of $56.21 per share. For restricted stock units granted on February 8, 2023, the value assumes no forfeitures occurred related to the applicable performance condition. Based on the Compensation Committee’s final certification on February 14, 2024 of the applicable performance condition for these restricted stock units, they were subject to forfeiture in part (see “—Compensation Discussion and Analysis—Long-Term Equity Compensation— Named Executive Officer Annual Grants for 2023”). For Mr. Dyke, this value also assumes that he became vested in a pro rata portion of the Dyke Retention Units determined in accordance with the Dyke Retention Unit Agreement (and then taking into account the number of Dyke Retention Units in which he already was vested as of December 31, 2023). For Mr. Byrd, this value also assumes that he became vested in a pro rata portion of the Byrd Retention Units determined in accordance with the Byrd Retention Unit Agreement. Termination without cause has the meaning given to such term in applicable agreements and plans, including (i) the 2012 Stock Incentive Plan and restricted stock unit award agreements, (ii) for Mr. Dyke, the Dyke Retention Unit Agreement, and (iii) for Mr. Byrd, the Byrd Retention Unit Agreement. For more information about the Dyke Retention Units and the Dyke Retention Unit Agreement, see “—Compensation Discussion and Analysis—Long-Term Equity Compensation—Special Retention Grant for Mr. Jeff Dyke, President” and “Employment Agreements and Change in Control Agreements—Performance-Based Restricted Stock Unit Agreement for Retention Grant with Mr. Jeff Dyke, President.” For more information about the Byrd Retention Units and the Byrd Retention Unit Agreement, see “—Compensation Discussion and Analysis—Long-Term Equity Compensation—Special Retention Grant for Mr. Heath R. Byrd, Executive Vice President and Chief Financial Officer” and “Employment Agreements and Change in Control Agreements—Restricted Stock Unit Agreement for Retention Grant with Mr. Heath R. Byrd, Executive Vice President and Chief Financial Officer.”
(2)    For termination due to death or disability, the value of the accelerated restricted stock units would have been as follows: Mr. David Bruton Smith, $8,823,452; Mr. Jeff Dyke, $18,385,279; and Mr. Heath R. Byrd, $5,409,482. For restricted stock units granted on February 8, 2023, the value assumes no forfeitures occurred related to the applicable performance condition. Based on the Compensation Committee’s final certification on February 14, 2024 of the applicable performance condition for these restricted stock units, they were subject to forfeiture in part (see “—Compensation Discussion and Analysis—Long-Term Equity Compensation—Named Executive Officer Annual Grants for 2023”). For Mr. Dyke, this value in connection with termination due to death or disability also assumes that he became vested in a pro rata portion of the Dyke Retention Units determined in accordance with the Dyke Retention Unit Agreement (and then taking into account the number of Dyke Retention Units in which he already was vested as of December 31, 2023). For Mr. Byrd, this value in connection with termination due to death or disability also assumes that he became vested in a pro rata portion of the Byrd Retention Units determined in accordance with the Byrd Retention Unit Agreement. For more information about the Dyke Retention Units and the Dyke Retention Unit Agreement, see “—Compensation Discussion and Analysis—Long-Term Equity Compensation—Special Retention Grant for Mr. Jeff Dyke, President” and “Employment Agreements and Change in Control Agreements—Performance-Based Restricted Stock Unit Agreement for Retention Grant with Mr. Jeff Dyke, President.” For more information about the Byrd Retention Units and the Byrd Retention Unit Agreement, see “—Compensation Discussion and Analysis—Long-Term Equity Compensation—Special Retention Grant for Mr. Heath R. Byrd, Executive Vice President and Chief Financial Officer” and “Employment Agreements and Change in Control Agreements—Restricted Stock Unit Agreement for Retention Grant with Mr. Heath R. Byrd, Executive Vice President and Chief Financial Officer.”

(3)    The Employment Agreement between the Company and Mr. Byrd provides for the payment of severance in the event of a termination of his employment by Sonic, other than for “cause” (as defined in the Employment Agreement). Under the terms of the Employment Agreement, the amount of any such severance would be one-half of Mr. Byrd’s then-current annual base salary to be paid in two equal installments, with the first installment payable within 15 days following termination and the second installment payable on the last day of the sixth full calendar month following such termination. For more information about the Employment Agreement, see “—Employment Agreements and Change in Control Agreements—Employment Agreement with Mr. Heath R. Byrd, Executive Vice President and Chief Financial Officer.”
If termination occurred on December 31, 2023 due to the Named Executive Officer’s voluntary termination or by the Company for “cause” (as defined in applicable agreements and plans, including the 2012 Stock Incentive Plan, stock option award agreements and restricted stock unit agreements), the Named Executive Officers would not have been entitled to the accelerated vesting of stock options or restricted stock above, and Mr. Byrd would not have been entitled to the severance payment described above.
Each of the Named Executive Officers also are covered by Company-provided group term life insurance that provides a death benefit of one times earnings, up to a maximum of $750,000. If any of the Named Executive Officers had terminated employment due to death on December 31, 2023, the Named Executive Officer’s beneficiary under the life insurance policy would have been due the applicable death benefit from the insurance carrier, subject to the policy’s terms.
In addition, a participant in the SERP who terminates employment due to death becomes entitled to fully vested SERP benefits (calculated as if the date of death were the date of normal retirement) and such benefits are payable to his or her beneficiary the first of the next month in a lump sum equal to the present value of the otherwise applicable 15 annual payments. If Mr. Dyke’s death had occurred on December 31, 2023, the estimated lump sum payment under the SERP would have been $6,227,638. If Mr. Byrd’s death had occurred on December 31, 2023, the estimated lump sum payment under the SERP would have been $4,853,805. For purposes of estimating these lump sum payments, the present value of the accumulated benefit was calculated using the discount rate assumption that Sonic also uses for its financial statement disclosures regarding SERP benefits, which at December 31, 2023 was 4.76%. Under the SERP, present value for payment purposes is determined utilizing reasonable interest assumptions determined in the sole discretion of the Compensation Committee. The discount rate assumption that Sonic uses for its financial statement disclosures may not be the actual rate used under the SERP at a given time.

A participant in the SERP who terminates employment due to “disability” (as defined in the SERP) becomes entitled to fully vested SERP benefits (calculated as if the date of disability were the date of normal retirement) and the applicable 15 annual payments begin the month following disability. If Mr. Dyke had terminated employment on December 31, 2023 due to disability, he would have received estimated annual SERP payments of $563,470 for 15 years. If Mr. Byrd had terminated employment on December 31, 2023 due to disability, he would have received estimated annual SERP payments of $439,167 for 15 years.
If termination occurred on December 31, 2023 for any reason other than death, disability or change in control, Mr. Dyke would have been entitled to estimated annual SERP payments of $563,470 for 15 years and Mr. Byrd would have been entitled to estimated annual SERP payments of $439,167 for 15 years.
For more information about payments under the SERP upon a termination of employment, see “—Pension Benefits for 2023.”
Payments Upon a Change in Control
Outstanding stock options and other stock awards under the 2012 Stock Incentive Plan held by our Named Executive Officers generally would immediately vest and stock options would become exercisable in connection with a change in control (all subject to the terms of the 2012 Stock Incentive Plan and applicable award agreements). The estimated present value of the accelerated vesting of outstanding option and other stock awards held by our Named Executive Officers in the event of a change in control on December 31, 2023 is as follows:

Name	Salary and Bonus ($)	Value of Accelerated Option Awards ($)	Value of Accelerated Stock Awards ($)(1)
David Bruton Smith	$—	$—	$8,823,452
Jeff Dyke	$—	$—	$42,430,624
Heath R. Byrd	$—	$—	$8,079,457

(1)    Represents the value of restricted stock units that would have vested upon a change in control based on the closing price of Sonic’s Class A Common Stock on December 29, 2023 of $56.21 per share. “Change in control” has the meaning given to such term in applicable agreements and plans, including (i) the 2012 Stock Incentive Plan and restricted stock unit award agreements, (ii) for Mr. Dyke, the Dyke Retention Unit Agreement, and (iii) for Mr. Byrd, the Byrd Retention Unit Agreement. For Mr. Dyke, this value assumes that he became fully vested in the Dyke Retention Units in accordance with the Dyke Retention Unit Agreement, and Mr. Byrd, this value assumes that he became fully vested in the Byrd Retention Units in accordance with the Dyke Retention Unit Agreement. For more information about the Dyke Retention Units and the Dyke Retention Unit Agreement, see “—Compensation Discussion and Analysis—Long-Term Equity Compensation—Special Retention Grant for Mr. Jeff Dyke, President” and “Employment Agreements and Change in Control Agreements—Performance-Based Restricted Stock Unit Agreement for Retention Grant with Mr. Jeff Dyke, President.” For more information about the Byrd Retention Units and the Byrd Retention Unit Agreement, see “—Compensation Discussion and Analysis—Long-Term Equity Compensation—Special Retention Grant for Mr. Heath R. Byrd, Executive Vice President and Chief Financial Officer” and “Employment Agreements and Change in Control Agreements—Restricted Stock Unit Agreement for Retention Grant with Mr. Heath R. Byrd, Executive Vice President and Chief Financial Officer.”
A participant in the SERP becomes fully vested in his or her SERP benefit in the event of a “change in control” (as defined in the SERP). See “—Pension Benefits for 2023” for the present value of accumulated SERP benefits as of December 31, 2023. In addition, if a participant separates from service with the Company within 24 months following a change in control, the SERP benefit will be paid in the form of a lump sum equal to the present value of the otherwise applicable 15 annual payments. Messrs. Dyke and Byrd were fully vested in their SERP benefits as of December 31, 2023. As amended in February 2015, the SERP provides that the early retirement reduction otherwise applicable under the SERP does not apply to participants who were employees immediately prior to a change in control, regardless of whether or not such participants remain employees upon or following the change in control. (Having already met the age and service conditions for normal retirement under the SERP, neither Mr. Dyke nor Mr. Byrd would have been subject to such early retirement reductions as of December 31, 2023 even in the absence of such amendment.) If Mr. Dyke had terminated employment immediately following a change in control on December 31, 2023, the estimated present value of the lump sum payable to Mr. Dyke under the SERP would have been $6,227,638. If Mr. Byrd had terminated employment immediately following a change in control on December 31, 2023, the estimated present value of the lump sum payable to Mr. Byrd under the SERP would have been $4,853,805. For purposes of estimating these lump sum payments, the present value of the accumulated benefit was calculated using the discount rate assumption that Sonic also uses for its financial statement disclosures regarding SERP benefits, which at December 31, 2023 was 4.76%. Under the SERP, present value for payment purposes is determined utilizing reasonable interest assumptions determined in the sole discretion of the Compensation Committee. The discount rate assumption that Sonic uses for its financial statement disclosures may not be the actual rate used under the SERP at a given time. See “—Pension Benefits for 2023” for a discussion of the SERP.
Upon a change in control of the Company, certain payments and benefits provided or to be provided to Messrs. Dyke and Byrd could be subject to the excise tax imposed on excess parachute payments under Section 280G of the Code, including the accelerated vesting of equity awards, and other payments and benefits that would be triggered by a termination of employment following a change in control. Pursuant to their Change in Control Agreements with the Company, Messrs. Dyke and Byrd are each entitled to a “gross-up” payment equal to the excise tax, plus any related interest or penalties, plus the amount necessary to put him in the same after-tax position (taking into account all applicable federal, state and local income, employment and excise taxes) in which he would have been if he had not been subject to the excise tax. Determining the value of excess parachute payments under Section 280G of the Code and any related 20% excise tax and, in turn, any applicable gross-up payment, involves complicated calculations and depends on the facts and circumstances that exist at the time of a change in control and whether a termination of employment also occurs. For purposes of estimating any gross-up payments to which Messrs. Dyke and Byrd may have become entitled, we have assumed that a change in control occurred on December 31, 2023 and that Messrs. Dyke and Byrd also terminated employment at that time. In such case, our estimated gross-up payment to Mr. Dyke would be $19,242,504, and, based on our estimates, no gross-up payment would be necessary for Mr. Byrd. For purposes of these estimates, we also assumed that all performance conditions for equity awards had been met and that all equity awards became fully vested. For valuing stock awards, we referenced the closing price of Sonic’s Class A Common Stock on December 29, 2023 of $56.21 per share and treated the full amount as a potential parachute payment, without taking into account any reduction that might apply under Section 280G of the Code for prior service or otherwise. We also assumed that Mr. Byrd would receive severance payments pursuant to his Employment Agreement. For purposes of these estimated gross-up payments, we also compared the estimated present value of the SERP lump sum payment to which Messrs. Dyke and Byrd would have been entitled upon termination of employment immediately following a change in control to the estimated present value of the 15 annual SERP payments that would have applied if termination of employment had occurred on December 31, 2023 for any reason other than death, disability or change in control, with these present values determined using the discount rate assumption that Sonic also uses for its financial statement disclosures regarding SERP benefits, as described above. In calculating the estimated gross-up payments, we considered Messrs. Dyke’s and Byrd’s average five-year W-2 compensation in accordance with Section 280G of the Code which considers average compensation for the five years prior to the year in which the change in control occurs. We also assumed an excise tax rate of 20%, a federal income tax rate of 35%, a Medicare tax rate of 1.45% and a state income tax rate of 5.75%. We also did not assume that any amounts would be discounted due to treatment as reasonable compensation for services prior to the change in control or due to attributing any value to non-compete agreements. Gross-up payments upon an actual change in control would be calculated in accordance with prescribed methodologies and assumptions under Section 280G of the Code, which may differ from those described above. For more information about the Change in Control Agreements, see “—Compensation Discussion and Analysis—Change in Control Agreements” and “—Employment Agreements and Change in Control Agreements—Change in Control Agreements with Mr. Jeff Dyke and Mr. Heath R. Byrd.”

Pay Versus Performance
The table and information below regarding compensation for our Named Executive Officers and Company performance are presented in accordance with new SEC disclosure rules. The calculations and analysis do not necessarily reflect the Company’s approach to aligning executive compensation with performance, and the Compensation Committee did not consider the pay versus performance disclosure below when making its executive compensation determinations. For more information about how our executive compensation program is intended to align pay with performance, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.
Pay Versus Performance Table

Year(1)	Summary Compensation Table Total for PEO (2)	Compensation Actually Paid to PEO (3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (4)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (5)	Value of Initial Fixed $100 Investment Based On:		Net Income (in millions)	Adjusted EPS (8)
					Total Shareholder Return(6)	Peer Group Total Shareholder Return (7)
2023	$7,507,855	$8,222,968	$4,911,579	$7,403,142	$194.21	$147.04	$178.2	$6.49
2022	$7,640,382	$7,233,206	$5,506,943	$4,975,779	$166.46	$89.86	$88.5	$8.92
2021	$6,511,243	$10,031,514	$3,913,980	$8,877,971	$163.32	$199.97	$348.9	$8.05
2020	$5,063,116	$9,483,387	$3,402,631	$6,518,071	$126.19	$168.68	$(51.4)	$3.76

(1)    For 2023, the Principal Executive Officer (PEO) was our Chief Executive Officer David Bruton Smith and the non-PEO Named Executive Officers were Messrs. Jeff Dyke and Heath R. Byrd. For 2022, 2021 and 2020, the PEO was our Chief Executive Officer David Bruton Smith and the non-PEO Named Executive Officers were Messrs. O. Bruton Smith, Jeff Dyke and Heath R. Byrd. Mr. O. Bruton Smith passed away on June 22, 2022.
(2)    The dollar amount shown is the amount of total compensation reported for our PEO in the Summary Compensation Table for the applicable year.
(3)    The dollar amounts shown represent “compensation actually paid” to our PEO, as determined in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned, realized or received by the PEO for the applicable year. In accordance with SEC rules, the following table sets forth the adjustments made to total compensation shown in the Summary Compensation Table (SCT) for the applicable year to arrive at “compensation actually paid” (CAP) to our PEO for each year:

Year	SCT Total for PEO	Deduction for Grant Date Fair Value Shown in “Stock Awards” Column in SCT	Deduction for Grant Date Fair Value of Option Awards Shown in “Option Awards” Column in SCT	Deduction for Change in Actuarial Present Value Shown in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column in SCT	Increase for Service Cost for Pension Plans	Increase for Fair Value at Year End of Unvested Equity Awards Granted During Year	Change in Fair Value From Previous Year End to Indicated Year End of Prior Years’ Unvested Equity Awards	Change in Fair Value From Previous Year End to Vesting Date of Prior Years’ Equity Awards That Vested During Year	Deduction of Fair Value as of Previous Year End of Prior Awards Forfeited During Year	Total CAP
2023	$7,507,855	$(4,061,894)	$—	$—	$—	$3,954,261	$601,170	$275,477	$(53,901)	$8,222,968
2022	$7,640,382	$(3,743,432)	$—	$—	$—	$3,708,060	$68,425	$(440,229)	$—	$7,233,206
2021	$6,511,243	$(3,062,716)	$—	$—	$—	$3,406,462	$1,955,347	$1,221,178	$—	$10,031,514
2020	$5,063,116	$—	$(1,906,537)	$—	$—	$6,053,368	$857,628	$(584,188)	$—	$9,483,387

(4)    The dollar amount shown is the average of the total compensation reported for our Named Executive Officers as a group (other than our PEO) in the Summary Compensation Table for the applicable year.
(5)    The dollar amounts shown represent average “compensation actually paid” to the Named Executive Officers as a group (other than our PEO), as determined in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned, realized or received by the Named Executive Officers (other than our PEO) for the applicable year. The amounts shown for 2022 have been adjusted to take into account the special retention grant of 75,000 restricted stock units made to Mr. Heath R. Byrd on February 9, 2022 that was inadvertently omitted from the Summary Compensation Table in last year’s Proxy Statement. The following table sets forth the adjustments made to average total compensation shown in the Summary Compensation Table (SCT) for the applicable year to arrive at average “compensation actually paid” (CAP) to our Named Executive Officers (other than our PEO) for each year:

Year	Average SCT Total for Non-PEO NEOs	Average Deduction for Grant Date Fair Value Shown in “Stock Awards” Column in SCT	Average Deduction for Grant Date Fair Value of Option Awards Shown in “Option Awards” Column in SCT	Average Deduction for Change in Actuarial Present Value Shown in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column in SCT	Average Increase for Service Cost for Pension Plans	Average Increase for Fair Value at Year End of Unvested Equity Awards Granted During Year	Average Change in Fair Value From Previous Year End to Indicated Year End of Prior Years’ Unvested Equity Awards	Average Change in Fair Value From Previous Year End to Vesting Date of Prior Years’ Equity Awards That Vested During Year	Deduction of Fair Value as of Previous Year End of Prior Awards Forfeited During Year	Average Total CAP
2023	$4,911,579	$(2,053,408)	$—	$(377,454)	$—	$1,998,997	$2,871,321	$137,763	$(85,656)	$7,403,142
2022	$5,506,943	$(3,424,466)	$—	$—	$73,540	$3,392,108	$(16,939)	$(555,407)	$—	$4,975,779
2021	$3,913,980	$(1,784,357)	$—	$(47,102)	$354,874	$1,984,626	$3,762,492	$693,458	$—	$8,877,971
2020	$3,402,631	$—	$(1,110,773)	$(370,581)	$368,060	$3,526,769	$2,464,005	$(1,762,040)	$—	$6,518,071

(6)    In accordance with SEC rules, this amount assumes $100 was invested in our Class A Common Stock on December 31, 2019. Historical stock price performance is not necessarily indicative of future stock price performance.

(7)    Cumulative total shareholder return for all years shown was determined based on a peer group of eight publicly traded retail automotive companies considered as the primary peer group in determining executive compensation for 2023. This peer group is composed of Asbury Automotive Group, Inc., AutoNation, Inc., CarMax, Inc., Carvana Co., Group 1 Automotive, Inc., Lithia Motors, Inc., Penske Automotive Group, Inc. and Rush Enterprises, Inc., and these companies also comprise the Peer Group Index in the performance graph appearing in our 2022 and 2023 Annual Reports to Stockholders. For 2020 and 2021, a peer group of five publicly traded retail automotive companies was considered as the primary peer group in determining executive compensation. The companies considered to be the primary peer group for the executive compensation process in 2020 and 2021 were Asbury Automotive Group, Inc., AutoNation, Inc., Group 1 Automotive, Inc., Lithia Motors, Inc. and Penske Automotive Group, Inc. which are the same companies included in the Peer Group Index of the performance graph appearing in our Annual Report to Stockholders for such years. We expanded the primary peer group that was considered in determining executive compensation for 2022 based on the peer group report prepared for the Compensation Committee by Willis Towers Watson in late 2021 and did not make any changes to the peer group for 2023. See “—Compensation Discussion and Analysis—2023 Executive Officer Compensation Program” for more information. The table below compares the Company’s cumulative total shareholder return for 2023, 2022, 2021 and 2020 with that of both the peer group considered in 2022 and 2023 and the prior peer group considered in 2021 and 2020:

	Value of Initial Fixed $100 Investment Based on Total Shareholder Return (Weighted Average by Market Value)
	2023	2022	2021	2020
Sonic Automotive, Inc.	$194.21	$166.46	$163.32	$126.19
2022 and 2023 Peer Group	$147.04	$89.86	$199.97	$168.68
Prior Peer Group	$279.63	$191.03	$208.28	$146.69

(8)    Adjusted EPS is the Company-selected performance measure that in our assessment represents the most important financial performance measure that Sonic used to link compensation actually paid to the Named Executive Officers for 2023 to Company performance. Adjusted EPS was used as a performance measure for determining 2023 annual incentive cash bonus awards for the Named Executive Officers and as a performance condition for our 2023 grants of performance-based restricted stock units to the Named Executive Officers. Adjusted EPS is specially defined for these purposes as (i) Sonic’s net income from continuing operations determined in accordance with GAAP, adjusted to fix the income tax rate on net income at 26% for 2023 (25% for 2022, 26.25% for 2021 and 29% for 2020) and to take into account the timing of the disposition of dealerships during the year such that the budget and actual performance of dealerships disposed of during the year are included in the calculation of Adjusted EPS performance objective levels and Adjusted EPS only for the period up to the date of such disposition, and excluding the effects of (A) any gain or loss recognized by Sonic on the disposition of dealerships (including asset or lease impairment charges related to a decision to sell a specific dealership), (B) asset write-downs and impairment charges, (C) debt restructuring charges and costs, (D) expense attributable to earn-out and similar transaction-related payments with respect to consummated acquisitions, (E) any assessed withdrawal liability or settlement against Sonic and/or any of Sonic’s subsidiaries with respect to any of Sonic’s dealership subsidiaries that participate in or have participated in the Automotive Industries Pension Plan (a multiemployer pension plan), (F) property loss and replacement expense attributable to acts of God or nature, which loss or expense would have been covered under Sonic’s property loss insurance policies but for an applicable deductible, (G) certain other designated items such as expenses attributable to the renovation and/or reconstruction of the Audi Houston Central dealership building (net of litigation or settlement recoveries in the related pending construction litigation), and (H) the cumulative effect of any changes in GAAP during the year, divided by (ii) a diluted weighted average share count for Sonic’s fiscal year ended December 31, 2023, determined in accordance with GAAP (with a pre-established diluted weighted average share count of 43,500,000 shares applied for 2022, and a pre-established diluted weighted average share count of 44,000,000 shares applied for each of 2021 and 2020). For more information about how we use Adjusted EPS to link compensation actually paid to Company performance, see “—Compensation Discussion and Analysis—Annual Cash Compensation—Performance-Based Cash Bonus for 2023” and “—Compensation Discussion and Analysis—Long-Term Equity Compensation—Named Executive Officer Annual Grants for 2023.”

Compensation Actually Paid Versus Total Shareholder Return (TSR)
The graph below compares the compensation actually paid (CAP) to our Principal Executive Officer (PEO) and the average CAP to the other Named Executive Officers to our Total Shareholder Return for our four most recently completed fiscal years 2020, 2021, 2022 and 2023 and also shows a comparison for the same period of our Total Shareholder Return to Peer Group Total Shareholder Return for the same period (based on the peer group reflected in the “Pay Versus Performance Table”):

Pay Versus TSR 2020 - 2023
$240
$200
$160
$120
$80
Indexed Total Shareholder Return
$12.0
$9.0
$6.0
$3.0
$0.0
Compensation Actually Paid ($ in millions)
2019
2020
2021
2022
2023
CAP to PEO
Avg. CAP to Other NEOs
Co. TSR
Peer TSR

Compensation Actually Paid Versus Net Income
The graph below compares the compensation actually paid (CAP) to our Principal Executive Officer (PEO) and the average CAP to the other Named Executive Officers to our Net Income for our four most recently completed fiscal years 2020, 2021, 2022 and 2023:

Pay Versus Net Income 2020 - 2023
Annual Net Income ($ in millions)
$400
$300
$200
$100
$0
-$100
Compensation Actually Paid ($ in millions)
$12.5
$10.0
$7.5
$5.0
$2.5
$0.0
-$2.5
2020
2021
2022
2023
Net Income
Avg. CAP to Other NEOs
CAP to PEO

Compensation Actually Paid Versus Adjusted EPS
The graph below compares the compensation actually paid (CAP) to our Principal Executive Officer (PEO) and the average CAP to the other Named Executive Officers to our Adjusted EPS for our four most recently completed fiscal years 2020, 2021, 2022 and 2023:

Pay Versus Adjusted EPS 2020 - 2023
$10.00
$7.50
$5.00
$2.50
$0.00
Adjusted EPS
$12.0
$9.0
$6.0
$3.0
$0.0
Compensation Actually Paid ($ in millions)
2020
2021
2022
2023
Adjusted EPS
CAP to PEO
Avg. CAP to Other NEOs

Most Important Company Performance Measures for Determining Named Executive Officer Compensation
The three items listed below represent in unranked order the most important Company performance measures used to determine compensation actually paid to our Principal Executive Officer (PEO) and other Named Executive Officers for 2023:

Most Important Performance Measures
Adjusted EPS
Customer Satisfaction Index (CSI)
Stock Price

For more information about the Company’s process to determine compensation for our Named Executive Officer compensation as it relates to these performance measures, see “—Compensation Discussion and Analysis—Annual Cash Compensation—Performance-Based Cash Bonus for 2023” and “—Compensation Discussion and Analysis—Long-Term Equity Compensation.”

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2023 with respect to shares of our Class A Common Stock that may be issued under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by security holders (1)	2,061,874	(2)	$16.76	(3)	2,399,990	(4)
Equity compensation plans not approved by security holders (5)	—		$—	(6)	210,364
Total	2,061,874	(2)	$16.76	(3)(6)	2,610,354

(1)    Includes the 2012 Stock Incentive Plan, the 2012 Formula Plan and the Sonic Automotive, Inc. Employee Stock Purchase Plan (the “Employee Plan”). Grants under the Employee Plan have been suspended since December 31, 2005.
(2)    Includes 471,258 shares issuable upon the exercise of outstanding options granted under the 2012 Stock Incentive Plan. Also includes 1,590,616 shares issuable upon the vesting of outstanding restricted stock units granted under the 2012 Stock Incentive Plan. The weighted-average exercise price information in column (b) does not take outstanding restricted stock units into account because they do not have an exercise price.
(3)    Does not include the exercise price of options granted under the Employee Plan because no such options are outstanding.
(4)    Includes 852,241 shares available for future issuance under the 2012 Stock Incentive Plan through grants of options, stock appreciation rights, restricted stock, restricted stock units or other stock awards. Also includes 196,061 shares available for future issuance under the 2012 Formula Plan through grants of restricted stock awards. Also includes 1,351,688 shares available for future issuance under the Employee Plan. As noted above, grants under the Employee Plan have been suspended since December 31, 2005.
(5)    Represents the Sonic Automotive, Inc. Nonqualified Employee Stock Purchase Plan (the “Nonqualified ESPP”). Grants under the Nonqualified ESPP have been suspended since December 31, 2005.
(6)    Does not include the exercise price of options granted under the Nonqualified ESPP because no such options are outstanding.

Nonqualified ESPP
The Nonqualified ESPP was adopted by the Board of Directors in 1998. The Nonqualified ESPP has not been approved by Sonic’s stockholders. The purpose of the Nonqualified ESPP is to provide employees of certain of Sonic’s subsidiaries that are not able to participate in the Employee Plan with a similar opportunity to acquire an ownership interest in Sonic. Both the Nonqualified ESPP and the Employee Plan permit eligible employees to purchase shares of Class A Common Stock at a discount from the market price. The terms of the Nonqualified ESPP are substantially similar to the terms of the Employee Plan, which has been approved by Sonic’s stockholders. Grants under the Nonqualified ESPP and the Employee Plan have been suspended since December 31, 2005.
The total number of shares of Class A Common Stock that were reserved for issuance under the Nonqualified ESPP is 300,000. Approximately 210,364 additional shares remain available for future option grants under the Nonqualified ESPP.
Employees of participating subsidiaries generally are eligible to participate in the Nonqualified ESPP if they work for Sonic and its subsidiaries on a full-time or part-time basis, are regularly scheduled to work more than 20 hours per week, are customarily employed more than five months in a calendar year and have completed one year of continuous service. Employees who are officers or directors of Sonic or any participating employer are not eligible to participate in the Nonqualified ESPP. In addition, employees who own or hold options to purchase (or who are treated under certain tax rules as owning or holding options to purchase) 5% or more of the total combined voting power or value of all classes of stock of Sonic or any subsidiary also are not eligible to participate in the Nonqualified ESPP.
Options generally are granted under the Nonqualified ESPP as of each January 1 to all eligible employees who elect to participate. However, grants under the Nonqualified ESPP have been suspended and no grants have been made since 2005. The Compensation Committee designates the number of shares of Class A Common Stock that can be purchased under each option, which number will be the same for each option granted on the same date and which also will be the same number of shares available under an option granted on the same date pursuant to the Employee Plan. The options have an exercise price per share equal to the lesser of (i) 85% of the fair market value per share of the Class A Common Stock on the date of grant or (ii) 85% of such fair market value on the date of exercise. No option can be granted that would permit a participant to purchase more than $25,000 worth of Class A Common Stock under the Nonqualified ESPP during the calendar year.

A participant can make contributions to the Nonqualified ESPP by after-tax payroll deduction or direct payment. To the extent that a participant has made contributions to the Nonqualified ESPP, his or her option will be exercised automatically to purchase Class A Common Stock on each exercise date during the calendar year in which the option is granted. The exercise dates generally are the last business day of March, June, September and December on which the NYSE is open for trading. The participant’s accumulated contributions as of each exercise date will be used to purchase whole shares of Class A Common Stock at the applicable option price, limited to the number of shares available for purchase under the option. The exercisability of options may accelerate in the event of a change in control of Sonic.
Options granted under the Nonqualified ESPP expire on the last exercise date of the calendar year in which granted. However, if a participant withdraws from the Nonqualified ESPP or terminates employment, the option may expire earlier.
In the event of certain changes in the capital stock of Sonic due to a reorganization, stock split, stock dividend, merger or other similar event, appropriate adjustments generally will be made to the shares of Class A Common Stock available for issuance under the Nonqualified ESPP, the shares of Class A Common Stock covered by outstanding options and the exercise price per share.
The Board of Directors of Sonic generally can amend, suspend or terminate the Nonqualified ESPP at any time. However, no amendment, suspension or termination may adversely affect the rights of the participant under an outstanding option without the participant’s consent. The Board of Directors suspended the Nonqualified ESPP effective December 31, 2005.

PROPOSAL 3:
ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION
As required by Section 14A of the Exchange Act, we are requesting stockholder approval of the compensation of our Named Executive Officers in fiscal 2023, which is described in the “Compensation Discussion and Analysis” section, the compensation tables and the related narrative discussion of this Proxy Statement. This vote is not intended to address any specific item or element of compensation or the compensation of any particular Named Executive Officer, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, principles and policies used to determine compensation.
Stockholders were most recently asked to approve the compensation of the Company’s Named Executive Officers at our 2023 annual meeting of stockholders, and stockholders approved the Company’s Named Executive Officer compensation with approximately 96% of the votes cast in favor. At the Company’s 2023 annual meeting of stockholders, we asked stockholders to indicate whether future advisory stockholder votes on Named Executive Officer compensation should occur every one, two or three years, with the Board recommending an annual advisory vote. Because the Board views it as a good corporate governance practice, and because at the 2023 annual meeting of stockholders a majority of the votes cast were in favor of an annual advisory vote, stockholders will have the opportunity at the Annual Meeting to provide feedback to the Compensation Committee on the Company’s executive compensation program by endorsing or not endorsing the compensation of its Named Executive Officers. .
Our compensation policies and procedures are competitive, are focused primarily on pay-for-performance principles and are intended to align with the long-term interests of our stockholders. We encourage you to carefully review the “Compensation Discussion and Analysis” section beginning on page 43 of this Proxy Statement for additional details on Sonic’s executive compensation, including Sonic’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the compensation of our Named Executive Officers in fiscal 2023.
Accordingly, the Company is asking stockholders to vote, on an advisory basis, “FOR” the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to Sonic’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis” section, the compensation tables and the related narrative discussion, is hereby approved.

This vote is advisory, which means that the stockholder vote on this proposal will not be binding on Sonic, the Compensation Committee or the Board. However, the Compensation Committee and the Board value the opinions of the Sonic’s stockholders and will carefully consider the outcome of the vote when making future compensation decisions for Sonic’s Named Executive Officers.
The Board of Directors unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of Sonic’s Named Executive Officers in fiscal 2023 as disclosed in this Proxy Statement. Unless otherwise specified, proxies will be voted “FOR” the approval, on an advisory basis, of the compensation of Sonic’s Named Executive Officers in fiscal 2023 as disclosed in this Proxy Statement.

ADDITIONAL CORPORATE GOVERNANCE AND OTHER INFORMATION
Code of Business Conduct and Ethics, Corporate Governance Guidelines, Categorical Standards and Committee Charters
The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. This Code of Business Conduct and Ethics, along with our Corporate Governance Guidelines, the Categorical Standards and the charters for the Audit Committee, the Compensation Committee and the NCG Committee, are available on our website, www.sonicautomotive.com. Copies of these documents are also available without charge upon written request to Mr. Stephen K. Coss, Senior Vice President, General Counsel and Secretary, at Sonic Automotive, Inc., 4401 Colwick Road, Charlotte, North Carolina 28211.
We will disclose information regarding amendments to, or waivers from, our Code of Business Conduct and Ethics (to the extent required to be disclosed pursuant to Form 8-K) by posting this information on our website, www.sonicautomotive.com. The information on our website or linked to or from our website is not incorporated by reference into, and does not constitute a part of, this Proxy Statement.
Other Matters that May Be Considered at the Annual Meeting
In the event that any matters other than those referred to in the accompanying Notice of 2024 Annual Meeting of Stockholders should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.
Stockholder Proposals for the 2025 Annual Meeting of Stockholders
Any stockholder proposal intended to be included in Sonic’s proxy statement and form of proxy relating to the 2025 annual meeting of stockholders must be in writing and received by Sonic not later than November 15, 2024. Any such stockholder proposal must also comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to the attention of Mr. Stephen K. Coss, Senior Vice President, General Counsel and Secretary, at Sonic Automotive, Inc., 4401 Colwick Road, Charlotte, North Carolina 28211, or faxed to his attention at (704) 973-9304. Pursuant to the SEC rules, submitting a proposal will not guarantee that it will be included in the Company’s proxy materials.

In addition, any stockholder proposal intended to be presented at the 2025 annual meeting of stockholders, but that will not be included in Sonic’s proxy statement and form of proxy relating to the 2025 annual meeting of stockholders, must be delivered to, or mailed and received at, Sonic’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the Annual Meeting. As a result, any proposals submitted by a stockholder pursuant to the provisions of Sonic’s Amended and Restated Bylaws (other than proposals submitted pursuant to Rule 14a-8 of the Exchange Act) must be delivered, or mailed and received, no earlier than December 25, 2024 and no later than January 24, 2025. However, in the event that the date of the 2025 annual meeting of stockholders is more than 30 days before or more than 60 days after April 24, 2025, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to the date of the 2025 annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Stockholder proposals must include the specified information concerning the proposal and the stockholder submitting the proposal as set forth in Sonic’s Amended and Restated Bylaws. A copy of the Amended and Restated Bylaws may be obtained by writing to Mr. Stephen K. Coss, Senior Vice President, General Counsel and Secretary, at Sonic Automotive, Inc., 4401 Colwick Road, Charlotte, North Carolina 28211.

Expenses of Solicitation
Sonic will pay the entire cost of solicitation of proxies, including the cost of preparing, printing and mailing this Proxy Statement, the accompanying proxy card, the notice letter and any additional soliciting materials sent by Sonic to stockholders. Further, Sonic may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to solicitations by mail and the Internet, certain of Sonic’s directors, officers and employees, without additional compensation, may solicit proxies personally or by telephone, facsimile and e-mail.
Delivery of Proxy Materials
As permitted by the SEC rules, only one copy of this Proxy Statement and the 2023 Annual Report to Stockholders, or notice letter, as applicable, is being delivered to stockholders residing at the same address, unless one or more of such stockholders have notified Sonic of their desire to receive multiple copies of proxy statements, annual reports or notice letters.
Sonic will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement and the 2023 Annual Report to Stockholders, or notice letter, as applicable, to any stockholder residing at a shared address to which only one copy was mailed. Requests for additional copies of this Proxy Statement, the 2023 Annual Report to Stockholders or the notice letter, requests to receive multiple copies of future proxy statements, annual reports or notice letters, and requests to receive only one copy of future proxy statements, annual reports or notice letters should be directed to Mr. Stephen K. Coss, Senior Vice President, General Counsel and Secretary, at Sonic Automotive, Inc., 4401 Colwick Road, Charlotte, North Carolina 28211 or by telephone at (704) 566-2400.

SONIC AUTOMOTIVE, INC.
4401 COLWICK ROAD
CHARLOTTE, NC 28211

SCAN TO
VIEW MATERIALS & VOTE

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on April 23, 2024. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Sonic Automotive, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V29201-P05215 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SONIC AUTOMOTIVE, INC.

Sonic's Board of Directors recommends that you vote "FOR" each of the nominees named in Proposal 1.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. David Bruton Smith	☐	☐	☐
1b. Jeff Dyke	☐	☐	☐
1c. William I. Belk	☐	☐	☐
1d. William R. Brooks	☐	☐	☐
1e. Michael Hodge	☐	☐	☐
1f. Keri A. Kaiser	☐	☐	☐
1g. B. Scott Smith	☐	☐	☐
1h. Marcus G. Smith	☐	☐	☐
1i. R. Eugene Taylor	☐	☐	☐

Sonic's Board of Directors recommends that you vote "FOR" Proposals 2 and 3.

NOTE: In their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. EACH OF PROPOSALS 1, 2 AND 3 HAS BEEN PROPOSED BY SONIC AUTOMOTIVE, INC.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V29202-P05215

SONIC AUTOMOTIVE, INC.
2024 Annual Meeting of Stockholders
April 24, 2024
This proxy is solicited on behalf of Sonic's Board of Directors.

The undersigned hereby appoint(s) Heath R. Byrd and Stephen K. Coss, and each of them, as attorneys-in-fact, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A Common Stock and Class B Common Stock of Sonic Automotive, Inc. that the undersigned is/are entitled to vote at the 2024 Annual Meeting of Stockholders to be held at 2:00 p.m., Eastern Time, on Wednesday, April 24, 2024 at the corporate headquarters of Sonic Automotive, Inc. located at 4401 Colwick Road, Charlotte, NC 28211, and any adjournment or postponement thereof. The proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof, exercising their discretion as set forth in the Notice of Annual Meeting and Proxy Statement.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES NAMED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE, OR FOLLOW THE INSTRUCTIONS TO VOTE BY INTERNET OR PHONE.

Continued and to be signed on reverse side